Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

HILTON GRAND VACATIONS INC.,

HEAT MERGER SUB, INC.

and

BLUEGREEN VACATIONS HOLDING CORPORATION

Dated as of November 5, 2023

2

3

INDEX OF DEFINED TERMS

Definition	Location
Acquisition Proposal	5.4(g)(i)
Action	3.9
Adverse Recommendation Change	5.4(c)
Affiliate	8.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.4(g)(ii)
Antitrust Law	8.3(b)
Articles of Merger	1.3
Bass Pro	5.20
BBCV Receivables-Q 2010 LLC Purchase Facility	8.3(c)
Book-Entry Shares	2.1(a)
BRFC-Q 2010 LLC Purchase Facility	8.3(d)
Business Day	8.3(e)
Business Intellectual Property	3.20(a)
Certificate	2.1(a)
Choice	5.20
Class A Shares	3.2(a)
Class B Shares	3.2(a)
Closing	1.2
Closing Date	1.2
Code	8.3(f)
Company	Preamble
Company Board	Recitals
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Disclosure Letter	Article III
Company Employee	8.3(g)
Company Entity	8.3(h)
Company ERISA Affiliate	Section 3.11(b)(iii)
Company Incentive Plan	3.2(a)
Company Indemnitees	5.21(b)
Company Intellectual Property	8.3(i)
Company Management Agreement	Section 3.18(a)(viii)
Company Manager	Section 3.18(a)(viii)
Company Offering Documents	8.3(j)
Company Organizational Documents	3.1(b)
Company Plans	3.11(a)
Company Proprietary Software	8.3(k)
Company Real Property	3.17(b)
Company Real Property Lease	3.17(d)
Company Receivables Financings	8.3(p)
Company Receivables-Backed Facilities	8.3(l)
Company Receivables-Backed Facilities Commitment Letters	8.3(m)
Company Receivables-Backed Facility	8.3(n)
Company Receivables-Backed Facility Instrument	8.3(o)
Company Recommendation	3.3(b)
Company Registered IP	3.20(a)
Company Restricted Stock Award	2.2
Company SEC Documents	3.5(a)

4

Definition	Location
Company Securitization Transaction	8.3(q)
Company Special Purpose Subsidiary	Section 8.3(r)
Company Stockholder Approval	3.3(a)
Company Stockholders’ Meeting	5.6(a)
Company Third-Party Leases	3.17(c)
Company Timeshare Lender	3.18(e)(i)
Company Timeshare Receivables	3.18(e)
Compliant	Section 8.3(s)
Confidentiality Agreement	5.7(b)
Continuing Employee	5.9(a)
Contract	3.4(a)
control	Section 8.3(t)
Credit Suisse	3.25
Debt Financing	Section 8.3(u)
Debt Financing Parties	Section 8.3(v)
Debt Financing Sources	Section 8.3(w)
Debt Instruments	3.18(e)
EDGAR	Section 8.3(x)
Effective Time	1.3
Employment Matters	Section 8.3(y)
Environmental Laws	Section 8.3(z)
Environmental Permits	8.3(aa)
Equitable Principles	Section 8.3(bb)
ERISA	3.11(a)
Exchange Act	3.4(b)
Exchange Program	Section 8.3(cc)
Excluded Information	Section 8.3(dd)
Excluded Shares	2.1(b)
FBCA	Recitals
FFS Arrangements	8.3(ee)
FFS Developers	8.3(ff)
FFS Documents	8.3(gg)
Fifth Third Credit Facility	8.3(hh)
Fundamental Action	Section 5.4(d)
Funded Indebtedness	8.3(ii)
GAAP	8.3(jj)
Governmental Antitrust Authority	5.8(f)
Governmental Entity	8.3(kk)
Governmental Filings	8.3(ll)
HGV Warehouse Facility	8.3(mm)
Hilton	Recitals
Hilton Consent	Recitals
Hilton License Agreement	Recitals
HSR Act	3.4(b)
Indemnified Parties	5.12(a)
Intellectual Property	8.3(nn)
IRS	3.11(a)
IT Systems	Section 8.3(oo)
Key Stockholders	Section 8.3(pp)
knowledge	Section 8.3(qq)
Law	3.4(a)

5

Definition	Location
Leakage	Section 8.3(rr)
Leased Real Property	3.17(b)
Liberty Bank Facility	Section 8.3(ss)
Liens	3.2(a)
Marketing Period	Section 8.3(tt)
Material Adverse Effect	Section 8.3(uu)
Material Contracts	3.15(a)
Materials of Environmental Concern	Section 8.3(vv)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
NBA Receivables Facility	Section 8.3(ww)
Non-Profit VCA	Section 8.3(xx)
Non-Profit VOA	Section 8.3(yy)
Notice	5.4(d)
Notice Period	5.4(d)
NYSE	3.4(b)
Off-the-Shelf Software	Section 8.3(zz)
Open Source Software	Section 8.3(aaa)
Outside Date	7.1(b)(i)
Owned Real Property	3.17(b)
Pacific Western Facility	Section 8.3(bbb)
Parent	Preamble
Parent Board	Recitals
Parent Common Stock	Section 8.3(ccc)
Parent Disclosure Letter	Article IV
Parent Employee Benefit Plan	5.9(c)
Parent Indemnity and Reimbursement Obligations	5.21(b)
Parent Material Adverse Effect	Section 8.3(ddd)
Parent Plan	Section 8.3(eee)
Parent SEC Documents	4.5(a)
Patents	8.3(nn)
Paying Agent	2.3(a)
Payment Fund	2.3(a)
PCB Loan	Section 8.3(fff)
Permits	3.10
Permitted Company Receivables-Back Facilities Activity	Section 8.3(ggg)
Permitted Confidentiality Agreement	5.4(b)
Permitted Liens	Section 8.3(hhh)
Person	Section 8.3(iii)
Personal Data	Section 8.3(jjj)
Preferred Stock	3.2(a)
Prepayment Amendment	Section 5.22(a)
Privacy and Security Requirements	Section 8.3(kkk)
Processing	Section 8.3(lll)
Proxy Statement	3.7
R&W Policy	5.18
Representatives	5.4(a)
Required Information	Section 8.3(mmm)
Rule 144A	8.3(s)

6

Definition	Location
Sarbanes-Oxley Act	3.5(a)
SEC	3.5(a)
Securities Act	3.4(b)
Securities Laws	3.5(a)
Security Incident	Section 8.3(nnn)
Shares	2.1(a)
Software	Section 8.3(ooo)
Special Purpose Subsidiary	Section 8.3(qqq)
Stearns Weaver Miller	Section 8.12
Subordinated Indentures	Section 8.3(ppp)
Subsidiary	Section 8.3(rrr)
Superior Proposal	5.4(g)(iii)
Surviving Company	Recitals
Syndicated Warehouse Facility	Section 8.3(sss)
Takeover Laws	3.23
Tax or Taxes	Section 8.3(ttt)
Tax Returns	Section 8.3(uuu)
Taxing Authority	Section 8.3(vvv)
Termination Fee	7.3(d)(i)
Third-Party Consents	5.8(a)
Trademarks	8.3(nn)
Trust Agreement	Section 8.3(www)
Vacation Club	Section 8.3(xxx)
Vacation Club Association	Section 8.3(yyy)
Vacation Ownership Association	Section 8.3(zzz)
Vacation Ownership Interests	Section 8.3(aaaa)
Vacation Ownership Property	Section 8.3(bbbb)
Vacation Ownership Unit	Section 8.3(cccc)
Vote Down	Section 7.1(b)(iii)
Voting Agreement	Recitals
Willful Breach	Section 8.3(dddd)

7

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 5, 2023, is made by and among Hilton Grand Vacations Inc., a Delaware corporation (“Parent”), Heat Merger Sub, Inc., a Florida corporation and an indirect wholly-owned Subsidiary of Parent (“Merger Sub”), and Bluegreen Vacations Holding Corporation, a Florida corporation (the “Company”).

RECITALS

WHEREAS, the parties hereto intend for Parent to acquire the Company through the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger (sometimes referred to in such capacity as the “Surviving Company”) and becoming an indirect wholly-owned subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Florida Business Corporation Act, Florida Statutes, Chapter 607 (as amended, the “FBCA”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”), the Board of Directors of Merger Sub (the “Merger Sub Board”), and the Board of Directors of the Company (the “Company Board”) have each determined that an acquisition of the Company by Parent is in the best interests of their respective companies and stockholders or members and, accordingly, have each authorized and approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, and determined it advisable and in the best interests of Parent, Merger Sub, the Company and each of their respective stockholders and members, as applicable;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Key Stockholders is entering into a voting and support agreement in substantially the form attached hereto as Exhibit A (each, a “Voting Agreement”), pursuant to which each such Key Stockholder has, subject to the terms and conditions thereof agreed, among other things, to vote its Shares in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger;

WHEREAS, the parties hereto have received in writing the consent of Hilton Worldwide Holdings Inc., a Delaware corporation (“Hilton”), approving and adopting this Agreement and the transactions contemplated by this Agreement, including the Merger, pursuant to, and for all purposes under, that certain License Agreement, dated as of January 2, 2017, by and between Hilton and Parent (the “Hilton License Agreement” and such consent, the “Hilton Consent”), and Parent has provided to the Company a copy of the Hilton Consent;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Merger, Parent and Hilton have entered into an amendment to the Hilton License Agreement, which will become effective as of the Effective Time; and

WHEREAS, Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub, and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the pricing and other terms and subject to the conditions set forth in this Agreement and in accordance with the FBCA, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company. Upon the effectiveness of the Merger at the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger and become an indirect wholly-owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), remotely by the electronic exchange of closing deliverables and the taking of the closing actions contemplated herein, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that if the Marketing Period has not ended at least three (3) Business Days prior to the time the Closing would have otherwise been required to occur pursuant to the foregoing, the Closing shall be delayed until the earlier to occur of (x) any Business Day before, during or after the Marketing Period as may be specified by Parent on no less than three (3) Business Days’ prior written notice to the Company and (y) three (3) Business Days following the final day of the Marketing Period, subject in each case to the satisfaction or waiver of all of the conditions to the Closing set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, on the Closing Date, the Company shall file articles of merger complying with the requirements of the FBCA (the “Articles of Merger”) with the Florida Department of State, which shall be executed by Merger Sub and the Company in accordance with the relevant provisions of the FBCA. The Merger shall become effective at such time as the Articles of Merger have been duly filed pursuant to the FBCA with the Florida Department of State, or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the FBCA, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property (or any interest therein), rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, without reversion or impairment, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 1.5 Organizational Documents.

(a) At the Effective Time, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated so that they read in their entirety as set forth in Exhibit B hereto, and, as so amended and restated, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with their terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company shall be amended and restated so that they read in their entirety as set forth in Exhibit C hereto, and, as so amended and restated, shall be the bylaws of the Surviving Company until thereafter amended in accordance with its terms, the articles of incorporation of the Surviving Company and as provided by applicable Law.

Section 1.6 Directors. Unless otherwise determined by Parent prior to the Effective Time (it being understood, for the avoidance of doubt, that no individual serving as a director of, or in any other capacity for, the Company prior to the Effective Time shall be required to become a director of the Surviving Company without such individual’s consent), the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. Unless otherwise determined by Parent prior to the Effective Time (it being understood, for the avoidance of doubt, that no individual serving as an officer of, or in any other capacity for, the Company prior to the Effective Time shall be required to become an officer of the Surviving Company without such individual’s consent), the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Subject to the other provisions of this Article II, each Class A Share and Class B Share (as hereinafter defined) of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive (subject to deduction for any required withholding Tax) $75.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and uncertificated Shares represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any Shares (each, a “Certificate”) shall thereafter only represent the right to receive the Merger Consideration to be paid in accordance with Section 2.3, without interest.

(b) Each Share owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted so as to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement, including Section 5.1.

Section 2.2 Treatment of Restricted Stock Awards. Each award of one or more restricted Shares granted under the Company Incentive Plan (each, a “Company Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall immediately vest and without any action on the part of Parent, the Company or the holder thereof, be canceled, with the holder of such Company Restricted Stock Award becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Merger Consideration in respect of each Share subject to such Company Restricted Stock Award immediately prior to the Effective Time.

Section 2.3 Exchange and Payment.

(a) Prior to the Effective Time, Merger Sub shall enter into an agreement (in a form reasonably acceptable to the Company) with the Company’s transfer agent to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which stockholders of the Company shall become entitled pursuant to this Article II. At or immediately after the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration payable in the Merger to all holders of Shares immediately prior to the Effective Time (other than with respect to Excluded Shares) (such cash provided to the Paying Agent the “Payment Fund”). Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Merger Consideration out of the Payment Fund in accordance with this Agreement. The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II, except as provided in this Agreement.

(b) Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of one or more Certificates that immediately prior to the Effective Time represented Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent or the Paying Agent, an indemnity bond) to the Paying Agent, and shall contain such other provisions as Parent or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent or the Paying Agent, an indemnity bond) to the Paying Agent, together with such letter of transmittal, and such other documents as the Paying Agent may reasonably require, in each case duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange for the Shares formerly represented by such Certificate (other than Excluded Shares) the Merger Consideration for each such Share (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the second Business Day thereafter, Parent shall cause the Paying Agent to issue and deliver to each holder of Book-Entry Shares the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1 in respect of such Book-Entry Shares without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such Tax is not applicable.

(d) Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof pursuant to this Article II without any interest thereon.

(e) The cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, (i) all holders of Certificates or Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the Shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.3(b), without interest and (ii) the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(f) The Paying Agent may invest any cash included in the Payment Fund as directed by Parent. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 2.4), Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall inure to the benefit of Parent.

(g) At any time following the date that is 12 months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Company (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable (without interest) upon due surrender of their Certificate or Book-Entry Shares.

(h) None of Parent, the Company, the Surviving Company, Merger Sub, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against Parent or the Surviving Company with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 2.4 Withholding Rights. Parent, Merger Sub, the Company, the Surviving Company and the Paying Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of Shares (including with respect to accelerated Company Restricted Stock Awards), or otherwise pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in the Company SEC Documents filed with, or furnished to, the SEC since December 31, 2021 and publicly available prior to the date of this Agreement ((i) including any exhibits and other information incorporated by reference therein, but (ii) excluding any disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case of this clause (ii), other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by the Company to Parent contemporaneously with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to be so organized, existing and in good standing, to have such power and authority or to be so qualified or licensed or in good standing which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has filed with the SEC or otherwise previously made available to Parent true and complete copies of the Company’s articles of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws” and, with the Company Charter, the “Company Organizational Documents”,) and the articles of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws in any material respect.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of (i) 30,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A Shares”), (ii) 4,000,000 shares of Class B common stock, par value $0.01 per share (the “Class B Shares”) and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the date of this Agreement, (i) 12,204,200 Class A Shares (which does not include the Class A Shares subject to or otherwise deliverable in connection with outstanding Company Restricted Stock Awards as set forth in clause (iv) below) and 3,664,117 Class B Shares were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable and were free of preemptive rights, (ii) no Class A Shares, Class B Shares or shares of Preferred Stock were held in treasury, (iii) no shares of Preferred Stock were outstanding, (iv) 1,169,466 Class A Shares were subject to or otherwise deliverable in connection with outstanding Company Restricted Stock Awards issued pursuant to the Company’s 2021 Incentive Plan (the “Company Incentive Plan”), and (v) no Class B Shares were subject to or otherwise deliverable in connection with outstanding Company Restricted Stock Awards. Each Class B Share is convertible on a share-for-share basis into a Class A Share at any time in the discretion of the holder of the Class B Share. No wholly-owned Subsidiary of the Company owns any of the Shares. Except as set forth above and except for changes resulting from the vesting of any Company Restricted Stock Awards outstanding on the date hereof, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or (3) options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any of its Subsidiaries, (B) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any of its Subsidiaries and (C) there are no other options, calls, warrants or other similar rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. No shares of capital stock of the Company are owned by any Subsidiary of the Company. Each of the outstanding shares of capital stock of, or other equity interests in, each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, all such shares or other equity interests are owned by the Company or a wholly-owned Subsidiary of the Company (except as set forth on Section 3.2(a) of the Company Disclosure Letter), and all such shares or other equity interests owned by the Company or a wholly-owned Subsidiary of the Company are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever, except for Permitted Liens or where any such failure to own any such shares or other equity interests free and clear would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders of Company Restricted Stock Awards, and the number and class of shares underlying the Company Restricted Stock Awards held by each such holder, as of the date of this Agreement.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and its jurisdiction of incorporation or organization. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries or as set forth on Section 3.2(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns or has any obligation to acquire, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in any Person, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person (other than to any other wholly-owned Subsidiary of the Company).

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Subject to the adoption and approval of this Agreement by the holders of (i) at least a majority in combined voting power of the outstanding Shares and (ii) at least a majority of the outstanding Class B Shares (the approvals in clauses (i) and (ii) collectively, the “Company Stockholder Approval”), the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company or any Subsidiary of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable Equitable Principles).

(b) The Company Board, at a meeting duly called and held, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval and (iv) resolving to recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby (the “Company Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.4.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the transactions contemplated hereby. Notwithstanding the foregoing or anything to the contrary contained herein, Parent and Merger Sub acknowledge that, in addition to the Company Stockholder Approval, the holders of Shares will be required by applicable Securities Laws to vote, on a non-binding advisory basis, on the compensation payable to the Company’s Named Executive Officers (as defined under Item 402 of Regulation S-K promulgated by the SEC) in connection with the Merger.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and, subject to the receipt of the Company Stockholder Approval will not, (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except as set forth on Section 3.4 of the Company Disclosure Letter and except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, including, without limitation, the mailing of the Proxy Statement, and under state securities, takeover and “blue sky” laws, (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) such filings as necessary to comply with the applicable requirements of the New York Stock Exchange (the “NYSE”), (iv) the filing with the Florida Department of State of the Articles of Merger, as required by the FBCA and the filing of any appropriate documents as required by the business organization Laws of the jurisdictions where the Company is qualified to do business as a foreign corporation and (v) such other consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has, since December 31, 2021, filed with or furnished to (as applicable) the Securities and Exchange Commission (the “SEC”) on a timely basis all forms, reports, statements, certifications and other material documents (including all material exhibits, amendments and supplements thereto) required to be filed with or furnished by the Company under the Exchange Act or the Securities Act (the “Securities Laws”), together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (all such forms, reports, statements, certificates and other documents filed since December 31, 2021 and prior to the date hereof, including all material exhibits, amendments and supplements thereto, collectively, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Laws, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company are, or have been at any time since December 31, 2021, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules thereto) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of operations and comprehensive income, equity and cash flows of the Company included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules thereto) fairly presents in all material respects the consolidated results of operations, income, equity and cash flows, as the case may be, of the Company for the periods set forth therein, in each case in conformity with GAAP and the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, consistently applied during the periods involved, except to the extent such financial statements have been modified or superseded by later Company SEC Documents, and except, in the case of the unaudited statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes.

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities. The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Section 3.5(c) of the Company Disclosure Letter. As of the date of this Agreement, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made complete and correct in all material respects.

(d) Since December 31, 2021, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers or directors to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(e) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comments or investigation.

(f) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate or BBX Capital, Inc., including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(g) The Company is in compliance, and since December 31, 2021, has been in compliance, in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(h) Other than Bluegreen Vacations Corporation and each related trust on behalf of which it files Forms ABS-15G with the SEC, no Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 3.6 No Undisclosed Liabilities. There are no liabilities of the Company or any Subsidiary of the Company that would be required by GAAP to be reflected on a consolidated balance sheet of the Company, other than liabilities (a) reflected, disclosed, reserved against or provided for on the balance sheet of the Company dated as of June 30, 2023 (including the notes thereto), (b) incurred under this Agreement or in connection with the transactions contemplated hereby, (c) incurred in the ordinary course of business, consistent with past practice, subsequent to June 30, 2023, or (d) individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.7 Certain Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any Subsidiary of the Company or other information supplied by or on behalf of the Company or any Subsidiary of the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. Notwithstanding the foregoing provisions of this Section 3.7, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement or any other document filed with the SEC or any other Governmental Entity as contemplated hereby, which information or statements were not supplied by or on behalf of the Company or were based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 3.8 Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement and the transactions contemplated hereby, since June 30, 2023 through the date of this Agreement: (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice; (b) there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Material Adverse Effect; and (c) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.9 Litigation. Except as set forth in Section 3.9 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there is no, and since December 31, 2022 there has been no, action, suit, claim, arbitration, mediation or investigation, inquiry or other proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, by or before any Governmental Entity and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction or decree of any Governmental Entity.

Section 3.10 Compliance with Laws. Except as set forth in Section 3.10 of the Company Disclosure Letter, the Company and each of its Subsidiaries are, and, at all times since December 31, 2021 have been, in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received, since December 31, 2022, written notice from any Governmental Entity alleging a material violation of any Law applicable to their businesses, operations, properties or assets. The Company and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets, as well as originate loans secured by the assets and to service loans secured by the assets, and to carry on their businesses and operations as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11 Benefit Plans.

(a) The Company has provided to Parent a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plans” (within the meaning of ERISA section 3(37) or 4001(a)(3) or other similar Law), and all stock purchase, phantom stock or other equity-based plan, stock option, severance, employment, collective bargaining, change-in-control, fringe benefit, cafeteria, Section 125, bonus, incentive, deferred compensation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of the Company or its Subsidiaries (or any of their spouses, dependents, beneficiaries, or alternate payees) has any present or future right to compensation or benefits from the Company or its Subsidiaries, or the Company or its Subsidiaries has any present or future liability or with respect to which it is otherwise bound. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans”. With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy (including any amendments) of the executed formal plan documents thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) the current summary plan description (including any summaries of material modifications) and other written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan, (iv) all current written administrative services, investment management, and similar agreements, (v) any material correspondence within the past five years with the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, or any other federal, state, local or other governmental agency or regulatory body, and (vi) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation and funding reports, (D) attorney’s response to an auditor’s request for information, (E) any formal notices or disclosures including without limitation redacted samples of forms 1094-C, 1095-C, and similar returns, and (F) applicable nondiscrimination and compliance testing results.

(b) With respect to the Company Plans and except as would not have a Material Adverse Effect:

(i) each Company Plan has been established, operated, and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code and any other applicable law, and no breach of fiduciary duty, no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified (and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan);

(iii) except as set forth in Section 3.11(b) of the Company Disclosure Letter, neither the Company nor any Company ERISA Affiliate has ever sponsored, maintained, contributed to, or been obligated under ERISA or other applicable Law or any agreement or otherwise to contribute to, or otherwise have any current or potential liability with respect to, any (i) “defined benefit plan” (as defined in ERISA Section 3(35), Section 414(j) of the Code, or other similar Law), (ii) “multiemployer plan” (as defined in ERISA Sections 3(37) or 4001(a)(3) or other similar Law), (iii) “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 210, 4063 or 4064 or Section 413(c) of the Code or other similar Law) or (iv) “multiple employment welfare arrangement,” (as defined under Section 3(40) of ERISA (without regard to Section 514(b)(6)(B) of ERISA) or other similar Law), and, to the knowledge of the Company, no circumstances exist under which the Company could reasonably be expected to incur any liability under Title IV of ERISA or Section 412 of the Code or other similar Law. For the purposes of this paragraph, “Company ERISA Affiliate” means any person, entity, trade, or business entities (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA;

(iv) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (in each case, other than routine claims for benefits) nor, to the knowledge of the Company, are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;

(v) except as set forth in Section 3.11(b) of the Company Disclosure Letter, no Company Plan provides for post-employment or post-termination or retiree health or life insurance other than continuation coverage pursuant to Section 4980B of the Code or any similar Law;

(vi) none of the Company and its Subsidiaries or members of the Company’s controlled group of corporations has incurred any direct or indirect liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund, any Company Plan or other retirement plan or arrangement, and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such liability;

(vii) the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation; and

(viii) except as set forth in Section 3.11(b) of the Company Disclosure Letter, none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(c) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.

(d) None of the Company or any of the Subsidiaries of the Company has any obligation to gross up, indemnify or otherwise reimburse any current or former officer, director, trustee, employee or consultant of the Company or any of the Subsidiaries of the Company for any Taxes incurred by such individual pursuant to Section 409A or 280G of the Code.

(e) Except as set forth in Section 3.11(e) of the Company Disclosure Letter, no payment made or to be made (whether in cash, in property, or in the form of benefits) to any current or former employee or director of the Company or any of its Subsidiaries by reason of the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(f) No Company Plan has been established or maintained outside of the United States or provides benefits to individuals regularly residing outside of the United States.

Section 3.12 Labor Matters.

(a) The Company and its Subsidiaries are, and during the past five (5) years have been, in material compliance with all applicable Laws and applicable contractual obligations relating to Employment Matters. There are no, and since January 1, 2021 there have been no, material Actions pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries by or before any Governmental Entity relating to any Employment Matters.

(b) There is no, and since January 1, 2021 there has been no, labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Section 3.12(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries with any labor union or labor organization, nor is any such agreement or contract presently being negotiated. To the knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees other than as has been disclosed by the Company to Parent.

(d) Except as set forth in Section 3.12(d) of the Company Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect, there are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened or (ii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement. There are no representation claims or petitions against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority.

(e) Except as set forth in Section 3.12(e) of the Company Disclosure Letter, to the knowledge of the Company, since January 1, 2021, (i) no allegations of harassment or discrimination have been made against any (A) director of the Company or its Subsidiaries, or (B) any employee of the Company or any of its Subsidiaries with a title of senior vice president or above; and (ii) the Company and its Subsidiaries have not entered into any settlement agreement related to allegations of harassment or discrimination by an employee with a title of senior vice president or above, director or officer of the Company or any of its Subsidiaries.

(f) Except as set forth in Section 3.12(f) of the Company Disclosure Letter, since January 1, 2021, neither the Company nor any of its Subsidiaries has (i) effectuated a “plant closing” or a “mass layoff” (both as defined under the Worker Adjustment and Retraining Notification Act); or (ii) engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

(g) Neither the Company nor any of its Subsidiaries is subject to any affirmative action obligations under any applicable Law or is a government contractor or subcontractor for the purposes of any Law with respect to the terms and conditions of employment, including the Service Contracts Act or prevailing wage Laws.

Section 3.13 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are, and for the past five (5) years have been, in compliance with all, and have not violated any, applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) there has been no release of any Materials of Environmental Concern by the Company or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iii) neither the Company nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (iv) no Materials of Environmental Concern have been managed, disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or any of its Subsidiaries, or corporate or legal predecessors, or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the knowledge of the Company, Materials of Environmental Concern are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law; and (v) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or to the knowledge of the Company are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

Section 3.14 Taxes. Except as set forth in Section 3.14 of the Company Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect:

(a) All Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been duly and timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct.

(b) All Taxes of the Company or any of its Subsidiaries that are due and payable have been duly and timely paid (whether or not shown as due and owing on any Tax Return). No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(c) There is no inquiry, audit, investigation, claim, examination or other proceeding now pending or currently in progress with any Taxing Authority with respect to taxability (nexus), Taxes or a Tax Return of the Company or any of its Subsidiaries, and to the knowledge of the Company no such audit, investigation, claim, examination or other proceeding is threatened in writing by any Taxing Authority. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that have not been paid in full or otherwise fully resolved.

(d) The Company and each of its Subsidiaries has withheld (or will withhold) from its present and former employees, independent contractors, creditors, equityholders, shareholders, and other Persons and timely paid (or will timely pay) to the appropriate Taxing Authority amounts for all taxable periods (and portions thereof) ending on or before the Closing Date that are required to have been withheld and paid in compliance with all Tax withholding and remitting provisions of applicable Laws.

(e) No extensions of the period for assessment of any Taxes are currently in effect with respect to the Company or any of its Subsidiaries (other than extensions of time to file income Tax Returns obtained in the ordinary course of business and that do not require the consent of a Taxing Authority). Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company and each of its Subsidiaries has collected all amounts of sales, use and occupancy Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales, use and occupancy Tax statutes and regulations.

(g) The Company was not, at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries do not file a specific type of Tax Return that the Company or any of its Subsidiaries are or may be required to file such Tax Returns in, or subject to taxation by, such jurisdiction, which claim has not been fully resolved.

(i) During the last two years, none of the Company or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in connection with a distribution of stock qualifying for or intended to qualify for tax-free treatment under Section 355 of the Code.

(j) None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any (i) change in or incorrect method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of any state, local or foreign Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received or paid, or deferred revenue accrued, prior to the Closing; (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into or in existence prior to the Closing (vi) gain recognition agreement entered into under Section 367 of the Code on or before the Closing Date or (vii) Taxes due under Section 951, 951A or 965(h) of the Code.

(k) None of the Company or any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or, otherwise has conducted a trade or business or had operations or an office or fixed place of business in, or is tax resident in, a jurisdiction other than the jurisdiction in which it is organized.

(l) None of the Company or any its Subsidiaries (i) is bound by any Tax sharing, Tax indemnification or Tax allocation agreement (other than any customary commercial agreement entered into in the ordinary course of business the primary purpose of which is not the sharing or allocation of Taxes), (ii) has ever been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns (other than the group the common parent of which is the Company), or (iii) is liable for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise as a matter of Law.

(m) None of the Company or any its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n) Neither the Company nor any of its Subsidiaries is subject to or has a request for a private letter ruling, a closing agreement, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any Taxing Authority with respect to Taxes.

Section 3.15 Contracts.

(a) Except as set forth in Section 3.15(a) of the Company Disclosure Letter, as of the date of this Agreement neither the Company nor any Subsidiary of the Company is a party to, nor is it or its properties, rights or assets bound by, any Contract (other than this Agreement and any Company Plan) of the following nature (such Contracts as described in this Section 3.15(a), whether or not disclosed on Section 3.15 of the Company Disclosure Letter, being “Material Contracts”):

(i) all Contracts which are expected to involve payment or receipt by the Company or any Subsidiary of the Company of more than $1,000,000 in the aggregate for any individual Contract or series of related Contracts during the fiscal year ending December 31, 2023, that are not terminable by the Company or Subsidiary of the Company party thereto without material penalty on ninety (90) days’ or less notice, including any such Contracts with customers;

(ii) all Contracts (A) relating to the incurrence, assumption or guarantee of any indebtedness (including any Company Receivables-Backed Facilities) or imposing a Lien or security interest in or on any of the assets of the Company or any of its Subsidiaries, including any mortgages, deeds of trust or similar security instruments, indentures, guarantees, loan or credit agreements, in each case, in excess of $2,000,000 and (B) pursuant to which the Company or any Subsidiary of the Company provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person (other than a wholly-owned Subsidiary), including take-or-pay Contracts or keepwell agreements, in each case, in excess of $1,000,000;

(iii) any Contract that limits in any material respect the ability of the Company or any Subsidiary of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts in any material respect the right of the Company or any Subsidiary of the Company to sell to, or purchase from, any Person or to hire any Person (including any exclusivity provisions), or that grants the other party or any third Person “most favored nation” status;

(iv) all joint venture and other material partnership or similar Contracts;

(v) all co-branding, co-marketing or similar Contracts involving payments in excess of $1,000,000 annually;

(vi) any Contract with a counterparty that is primarily engaged in the hotel, timeshare, or lodging business;

(vii) any Contract related to co-branded credit card or alternative payment arrangements;

(viii) Contracts relating to capital expenditures or the acquisition of fixed assets, in each case, in excess of $3,000,000;

(ix) any Contract relating to the acquisition by the Company or any Subsidiary of the Company of any material operating business or the capital stock of any other Person that have ongoing obligations;

(x) Contracts providing for (A) the pending purchase, sale, assignment or ground leasing or disposition of any Owned Real Property or material tangible personal property or (B), except as set forth in any Company Real Property Lease, a buy/sell, put option, call option, option to purchase, a marketing right, a forced sale, tag or drag right, or a right of first offer, right of first refusal or right that is similar to any of the foregoing, pursuant to the terms of which the Company or any Subsidiary of the Company could be required to purchase or sell the applicable equity interests of any Person, any real property or any other material asset to which such right relates;

(xi) any Company Real Property Lease;

(xii) Contracts relating to the lease of tangible personal property to or from any Person providing for lease payments in excess of $1,500,000 per year;

(xiii) Contracts providing for the provision of advertising services and involving the payment or receipt over the term of such Contract in excess of $1,000,000 by the Company or any Subsidiary of the Company;

(xiv) material Contracts relating to Intellectual Property, Personal Data or IT Systems, excluding (i) Off-the-Shelf Software licenses to the Company or any Subsidiary of the Company which involve payments in the current fiscal year of less than $1,000,000 and (ii) non-exclusive licenses granted by the Company or any Subsidiary of the Company to customers in the ordinary course of business;

(xv) any labor agreement, collective bargaining agreement, works council agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union or labor organization;

(xvi) any non-ordinary course Contract providing for material indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company or any Subsidiary of the Company or any predecessor Person, other than Contracts entered into on substantially the same form as the Company and its Subsidiaries’ standard forms previously made available to Parent;

(xvii) any Contract with any officers or directors of the Company or any Subsidiary of the Company or with any Affiliate or a “related person” (as such term is defined in Item 404 of Regulation S-K) of the Company or any Subsidiary of the Company or any former officers or directors thereof;

(xviii) any material Contract between the Company or any Subsidiary of the Company and any Person providing an Exchange Program;

(xix) any Company Management Agreement; and

(xx) material Contracts with, or material licenses from, any Governmental Entity.

(b) Each Material Contract (other than any Material Contract that has expired in accordance with its terms) (i) is legal, valid and binding on, and enforceable against, the Company or the Subsidiary or Subsidiaries of the Company party thereto, and, to the knowledge of the Company, the counterparties thereto, and is in full force and effect (except to the extent that enforceability may be limited by applicable Equitable Principles) and (ii) subject to the delivery of the notices and receipt of the consents set forth on Section 3.15(b) of the Company Disclosure Letter or as otherwise contemplated hereby (including due to arrangements made by the parties in connection with the transactions contemplated hereby), shall continue in full force and effect upon consummation of the transactions contemplated by this Agreement, in each case, except where the failure thereof, individually or in the aggregate with any other such failures, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary of the Company, nor, to the knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company or any Subsidiary of the Company received any written or, to the knowledge of the Company, oral, claim of any such breach, violation or default and no party to a Material Contract has given written or, to the knowledge of the Company, oral, notice of an intent to terminate or not to renew a Material Contract, except where such breach, violation, default, claim or notice, individually or in the aggregate with any other such breaches, violations, defaults, claims, or notices, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent true and complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto) as of the date of this Agreement.

Section 3.16 Insurance. Section 3.16 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies maintained by the Company or any of its Subsidiaries with respect to their respective properties, assets or businesses. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all such insurance policies are valid, in full force and effect and all premiums due thereon have been paid and (b) neither the Company nor any of its Subsidiaries is in breach or default under any such insurance policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of, or permit termination or modification of, any of such insurance policies.

Section 3.17 Properties.

(a) Except as set forth in Section 3.17(a) of the Company Disclosure Letter, the Company or one of its Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its tangible assets that are necessary for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than Permitted Liens.

(b) Section 3.17(b) of the Company Disclosure Letter sets forth a true and complete list of (i) all real property and interests in real property (excluding any Vacation Ownership Interests), including buildings and improvements thereon and easements appurtenant thereto owned in fee by the Company or any of its Subsidiaries (“Owned Real Property”) and the name of the Company Entity that owns each parcel of Owned Real Property and (ii) all property leased for the benefit of the Company or any of its Subsidiaries (“Leased Real Property” and, together with the Owned Real Property, the “Company Real Property”). The Company or its applicable Subsidiary has, in all material respects, (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens. No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. The Company has made available to Parent true, correct and complete copies (including any and all schedules, annexes, exhibits, endorsements, supplements and amendments) of all deeds and other instruments by which the Company or its Subsidiary, as applicable, acquired the Owned Real Property, and all title reports, title insurance policies, site plans, and surveys relating to the Owned Real Property in the possession of the Company or its Subsidiaries.

(c) There are no material leases, licenses or occupancy agreements pursuant to which any third party is granted the right to use of the Company Real Property other than transient rentals in the ordinary course of business or as set forth on Section 3.17(c) of the Company Disclosure Letter (“Company Third-Party Leases”). All Company Third-Party Leases and all amendments and modifications thereto are in full force and effect, and there exists no default under any such Company Third-Party Lease by the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. None of the Company Third-Party Leases shall be terminated or be terminable by the other party thereto, in each case as a result of the consummation of the Merger.

(d) All leases of Leased Real Property (each, a “Company Real Property Lease”) and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. None of the leases of Leased Real Property shall be terminated or be terminable by the other party thereto, in each case as a result of the consummation of the Merger.

(e) The consummation of the transactions contemplated by this Agreement will not require the consent of any party to a Company Real Property Lease, will not result in a breach of or default under any Company Third-Party Lease and will not otherwise cause any Company Third-Party Lease or Company Real Property Lease to cease to be legal, valid, binding, enforceable (except to the extent that enforceability may be limited by applicable Equitable Principles) and in full force and effect on identical terms following the Effective Time.

(f) There are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any of its Subsidiaries for the current use of such real property in any material respect. There are no material latent defects or material adverse physical conditions affecting the Owned Real Property or Leased Real Property. All structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

(g) Neither the Company nor any of its Subsidiaries has mortgaged, collaterally assigned or granted any other security interest in any Owned Real Property or any interest therein. Other than Company Third-Party

Leases, the Owned Real Property is not subject in any manner to any leases, licenses, rights of first refusal, rights of first offer, options to purchase or rights of occupancy in favor of any Person.

(h) The Company or the applicable Subsidiary has (i) obtained and maintained all material permits and approvals required for the current use and operation of the Owned Real Property, and (ii) complied with all conditions of such permits and approvals in all material respects. There is no current breach, default or violation of any such permit or approval.

(i) Neither the Company nor any of its Subsidiaries has received written notice of any material violation of any Laws affecting the Company Real Property that have not been cured in all material respects.

(j) No representation is made under this Section 3.17 with respect to any Intellectual Property or Intellectual Property rights, which are the subject of Section 3.20.

Section 3.18 Timeshare Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the (1) Company and its Subsidiaries, (2) Non-Profit VCA or (3) Non-Profit VOA, taken as a whole:

(i) Each Company Offering Document is in full force and effect, and, to the extent applicable, is valid and binding on the Company, Subsidiary of the Company, Non-Profit VCA or Non-Profit VOA party thereto, and since December 31, 2021, the Company, such Subsidiary of the Company, such Non-Profit VCA, or such Non-Profit VOA has performed all obligations required to be performed by it to date under each Company Offering Document and pursuant to all Laws applicable to it. True and correct copies of the Company Offering Documents for each Vacation Club and for each Vacation Ownership Property that is governed by a Non-Profit VOA have been delivered or made available to Parent.

(ii) Since December 31, 2021, none of the Company, any Subsidiary of the Company, any Non-Profit VCA, or any Non-Profit VOA has received written notice of, and to the knowledge of the Company there has not been, any violation or default under (nor, to the knowledge of the Company, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Offering Document.

(iii) Set forth on Section 3.18(a)(iii)(1) of the Company Disclosure Letter are all of the Vacation Ownership Interests or Vacation Ownership Unit(s) owned by the Company or any Subsidiary of the Company which are currently being offered for sale in the ordinary course of business and each jurisdiction in which each of those Vacation Ownership Interests are registered for the advertising, marketing or selling of Vacation Ownership Interests by the Company or any Subsidiary of the Company or the soliciting of consumers to visit a Vacation Ownership Property or a sales office by the Company or any Subsidiary of the Company. Set forth on Section 3.18(a)(iii)(2) of the Company Disclosure Letter are all of the Vacation Ownership Interests or Vacation Ownership Unit(s) owned by the Company or any Subsidiary of the Company which are not currently being offered for sale in the ordinary course of business by the Company or any Subsidiary of the Company. The Company and each of its Subsidiaries, as applicable, has good and marketable title to all unsold Vacation Ownership Interests set forth on Sections 3.18(a)(iii)(1) and (2) of the Company Disclosure Letter, free and clear of all Liens other than Permitted Liens. Set forth on Section 3.18(a)(iii)(3) of the Company Disclosure Letter are all of the Vacation Ownership Properties which are subjected to a Vacation Club that is currently offered or operated by the Company or any Subsidiary of the Company in the ordinary course of business.

(iv) Since December 31, 2021, all rental, exchange, financing, offering, marketing and sales of Vacation Ownership Interests or Exchange Program memberships by the Company and its Subsidiaries have been made in compliance with applicable Laws or applicable exemptions.

(v) Any consents necessary, and not otherwise waived under applicable Law, for the prior submittal of any Vacation Ownership Property, Vacation Ownership Units, or Vacation Ownership Interests to

any Vacation Club or Exchange Program of the Company have been obtained in accordance with the Company Offering Documents and applicable Law.

(vi) Since December 31, 2021, the Company and each of its Subsidiaries have duly complied with all obligations owed to the applicable Vacation Ownership Associations (including payment of assessments owed for any Vacation Ownership Interests owned by the Company or its Subsidiaries for which a subsidy agreement is not in effect) and to the knowledge of the Company, there are no circumstances that, if not remedied or modified, would prevent or interfere with such compliance in any manner.

(vii) No Vacation Club or Vacation Ownership Interests have been offered or operated by the Company or any of its Subsidiaries or Non-Profit VCA in a manner that would cause the total number of Vacation Ownership Interests offered by the Company or any of its Subsidiaries or Non-Profit VCA to exceed a “one-to-one use right to use right requirement ratio”.

(viii) Section 3.18(a)(viii) of the Company Disclosure Letter sets forth a true, correct, and complete list of each management agreement, sub-management agreement, hospitality agreement, on-site property management agreement, or similar agreement for the management or operation by the Company or any of its Subsidiaries of any Vacation Ownership Property, Vacation Club, condominium project, hotel or other properties (each, a “Company Management Agreement”) and the name of the applicable manager (each a “Company Manager”). Each Company Manager is properly licensed to the extent required by applicable Laws in the jurisdiction in which such real property is located.

(b) Non-Profit VCAs and Non-Profit VOAs. A majority of the members of the board of directors for each Non-Profit VCA and Non-Profit VOA are employees of or otherwise affiliated with the Company or one of its Subsidiaries. Section 3.18(b) of the Company Disclosure Letter sets forth a complete and accurate list of all Non-Profit VCAs and Non-Profit VOAs. Section 3.18(b) of the Company Disclosure Letter provides a complete and accurate list of each Vacation Club and Vacation Ownership Association for which the Company or any of its Subsidiaries provides a subsidy. Since December 31, 2021, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) The books and records of each Non-Profit VCA and each Non-Profit VOA are complete, true and correct in all material respects, and all funds collected from Vacation Ownership Interest owners or any Vacation Club and others on behalf of the Non-Profit VCA and Non-Profit VOA have been properly accounted for in all material respects and expended in all material respects for such purposes as are authorized under the Company Offering Documents.

(ii) All material expenses charged to a Vacation Ownership Association or Non-Profit VCA or loans or advances of funds to a Vacation Ownership Association or Non-Profit VCA by the Company or any of its Subsidiaries are authorized by and are in compliance in all material respects with the Company Offering Documents and applicable Laws.

(c) Properties/Amenities. Except as set forth on Section 3.18(c) of the Company Disclosure Letter, all Vacation Ownership Interests, Vacation Ownership Units, equipment, inventory, or furnishings located in or on a Vacation Ownership Property and promised or represented as available in the Company Offering Documents have in all material respects been substantially made available or provided as represented. All amenities described in the Company Offering Documents as completed are substantially complete. Each owner of a Vacation Ownership Interest has access to and use of all of the amenities of the applicable Vacation Ownership Properties in accordance with the applicable Company Offering Documents.

(d) Developer Rights. Except as set forth on Section 3.18(d) of the Company Disclosure Letter, the Company or one of its Subsidiaries currently holds all material rights of declarant, developer, and/or seller of a Vacation Club or Vacation Ownership Property, and the Company or its applicable Subsidiary has not assigned or expressly waived any such rights. Except as set forth on Section 3.18(d) of the Company Disclosure Letter, the period of declarant, developer, and/or seller control for a Vacation Club or Vacation Ownership Property as described in the Company Offering Documents has not terminated.

(e) Company Timeshare Receivables. With respect to each of the promissory notes, mortgages, deeds of trust, contracts for deed, installment sales contracts, conditional sales contracts, collateral assignments of beneficial interest or security agreements (collectively, the “Debt Instruments”) financed and held by the Company or one of its Subsidiaries and related to the offering or sale of Vacation Ownership Interests as of December 31, 2021 through the date of this Agreement, and receivables from obligors related thereto (the “Company Timeshare Receivables”) except as would not reasonably be expected to have a Material Adverse Effect:

(i) title of each such Company Timeshare Receivable is owned by the Company or its applicable Subsidiary free and clear of all Liens, other than Permitted Liens, and legal title is in the name of such entity or in the name of a nominee thereof (each, a “Company Timeshare Lender”) and such Company Timeshare Lender has full right and authority to enforce all documents and instruments evidencing or securing such Company Timeshare Receivables, and each such document or instrument is genuine and the legal, valid, and binding obligation of the applicable obligor in accordance with its terms, subject to Permitted Liens and except as such enforceability may be limited by applicable Equitable Principles;

(ii) to the knowledge of the Company, the Debt Instruments related to the Company Timeshare Receivables are in the possession of the Company or one of its Subsidiaries or its designated escrow agent, custodian, or such nominee as required under any Company Receivables-Backed Facility; and

(iii) to the knowledge of the Company, as of the date of this Agreement, each Debt Instrument evidencing any Company Timeshare Receivable has not been modified in any material respect other than in the ordinary course of business and permitted under the Company’s servicing and collection policies, and constitutes a valid first priority Lien encumbering the Vacation Ownership Interest described therein, as security for the repayment of all amounts and obligations arising under such Debt Instruments, subject to Permitted Liens.

(f) All sales and marketing activities, services, or the like provided or performed by the Company or its Subsidiaries in connection with the sale of Vacation Ownership Interests offered and sold on behalf of FFS Developers have been and are performed in all material respects in compliance with applicable FFS Documents and Laws. Except as set forth on Section 3.18(f) of the Company Disclosure Letter, the FFS Arrangement and FFS Documents of the Company do not include any change of control provisions or require any consents or approvals for assignment.

Section 3.19 Company Receivables-Backed Facilities.

(a) Section 3.19(a) of the Company Disclosure Letter lists all Company Receivables-Backed Facilities to which a Company Entity is a party with related approximate outstanding loan balances, securities and any securities retained by a Company Entity (by tranche or class, if applicable, for each such transaction), as applicable, and any applicable ratings and ratings actions (including any “shadow ratings,” “negative watch” status, evidence of any recently confirmed ratings and/or downgrades). The Company has made available to Parent true and correct copies of all Company Receivables-Backed Facility Instruments for the transactions referenced in the Company Disclosure Letter.

(b) Section 3.19(b) of the Company Disclosure Letter lists any material consents, approvals, waivers, notices, post-closing notice obligations or actions in connection with such Company Receivables-Backed Facility Instruments to which a Company Entity is a party that, if not satisfied or complied with, would reasonably be expected to result in a material liability to the Company Entities.

(c) All Company Receivables-Backed Facility Instruments to which a Company Entity is a party are (i) legal, valid and binding obligations, (ii) are in full force and effect and enforceable in accordance with their terms against the Company Entities party thereto (except to the extent that enforceability may be limited by applicable Equitable Principles) and (iii), except to the extent permitted as a Permitted Company Receivables-Backed Facilities Activity, shall continue in full force and effect upon consummation of the transactions contemplated by this Agreement.

(d) The Company Entities are in compliance in all material respects with the terms of each Company Receivables-Backed Facility Instrument to which they are parties (including with respect to any such party’s role as servicer or performance guarantor) and no Company Entity has received any written or, to the knowledge of the Company, oral, claim of any such breach, violation or default and no party to a Company Receivables-Backed Facility Instruments to which a Company Entity is a party has given written or, to the knowledge of the Company, oral, notice of an intent to terminate such Company Receivables-Backed Facility Instrument.

(e) The Company has not received any notice or communication in writing from any person asserting (i) any event described in Section 3.19(d) or (ii) that any provision of a Company Receivables-Backed Facility Instruments to which a Company Entity is a party is not effective or is not a legally valid, binding and enforceable obligation of any party thereto (except to the extent that enforceability may be limited by applicable Equitable Principles).

(f) There is no Action pending or, to the knowledge of the Company, threatened against the Company Entities in respect of any Company Receivables-Backed Facility Instruments.

(g) With respect to the Company Receivables-Backed Facilities that are anticipated to remain outstanding on or after the Closing Date, other than the actions specified in Section 5.22(c), such Company Receivables-Backed Facilities after giving effect to the transactions contemplated hereby on the Closing Date (including the Merger), may remain outstanding in accordance with their terms and do not require any prior consents, waivers or approvals by any of the parties thereto, and there are no other agreements, side letters or arrangements to which any Company Entity is a party that modify the terms of, or that could reasonably be expected to adversely affect the availability or amount of funding under such Company Receivables-Backed Facilities.

(h) No Company Receivables-Backed Facility Default has occurred and is continuing.

(i) With respect to any receivables financings or securitizations that are not Company Securitization Transactions pursuant to which any of the Company Entities act as a third-party servicer, such Company Entities are in compliance in all material respects with the terms of the agreements relating to such receivables financings or securitizations, and no Company Entity has received any written, or, to the knowledge of the Company, oral, claim of any breach, violation or default with respect to such Company Entity obligations thereunder, and no party under any agreement relating to such receivables financings or securitizations has given written notice or, to the knowledge of the Company, oral, notice of an intent to terminate any Company Entity as a third party servicer thereunder.

Section 3.20 Intellectual Property.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all (i) registered and applied for Company Intellectual Property, including all registered and applications to register trademarks, service marks and tradenames, patents, patent applications, registered copyrights, applications to register copyright and domain names (collectively, “Company Registered IP”), and (ii) Company Proprietary Software. All required fees and necessary actions and filings associated with maintaining any Company Registered IP have in all material respects been paid in full and made in a timely manner. Each item of Company Registered IP is valid, subsisting, enforceable, and in full force and effect, and has not been cancelled, expired, or abandoned. No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. All Company Intellectual Property is owned by the Company or one of its Subsidiaries free and clear of all Liens other than Permitted Liens and non-exclusive licenses granted by the Company or any Subsidiary of the Company to customers in the ordinary course of business. Since January 1, 2021, neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved. No officer or employee of the Company or any of its Subsidiaries owns or, to the knowledge of the Company, claims any rights in (nor, to the knowledge of the Company, has any of them made application for) any Company Intellectual Property or Business Intellectual Property. Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole: (i) in each case in which the Company or any Subsidiary of the Company has engaged or hired an employee, consultant or contractor (whether current or former) for the purpose of developing or creating or who otherwise developed and created any Company Intellectual Property for the Company or any Subsidiary of the Company, such employee, consultant or contractor entered into a written agreement with the Company or one of its Subsidiaries that assigned all right, title, and interest in that Company Intellectual Property to the Company or its Subsidiary or the Company or such Subsidiary of the Company otherwise obtained, either by operation of Law or by valid assignment or transfer, exclusive ownership of all such Company Intellectual Property. The Company Intellectual Property and any other Intellectual Property used by the Company and its Subsidiaries is sufficient for their businesses as currently conducted (collectively, the “Business Intellectual Property”), and the Business Intellectual Property constitutes all Intellectual Property necessary for the Company and its Subsidiaries to operate their businesses as currently conducted. The Company or one of its Subsidiaries owns or has a valid and enforceable license or other right to use or possess, as applicable, all Business Intellectual Property.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of the Company or its Subsidiaries, including trade secrets, that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.

(c) (i) Since January 1, 2021, the Company and its Subsidiaries have not infringed upon, misappropriated, or otherwise violated any Intellectual Property of any third person and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third party in connection with the conduct of their respective businesses, and, since January 1, 2021, neither the Company nor any of its Subsidiaries has received any written notice or claim asserting that any such infringement or misappropriation is occurring, which notice or claim remains pending or unresolved, (ii) to the knowledge of the Company, since January 1, 2021, no third party has infringed upon, misappropriated, or otherwise violated any Company Intellectual Property, (iii) no Company Intellectual Property is subject to any outstanding settlement, covenant not to sue, order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries, and (iv) none of the Company or any of its Subsidiaries is party to any outstanding settlement, covenant not to sue, order, judgment, decree or stipulation that (i) permits any third party to use any Company Intellectual Property, (ii) restricts the rights of the Company or any of its Subsidiaries to use any of the Company Intellectual Property or Business Intellectual Property, or (iii) requires any future payment by the Company or any of its Subsidiaries in connection with any Intellectual Property rights of any third person. Each of the Company and its Subsidiaries has taken commercially reasonable actions to protect the Company Intellectual Property.

(d) Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (x) the Company Proprietary Software: (i) is not subject to any “copyleft” or other obligation or condition under any Open Source Software license that is used in a manner that would require the Company or any of its Subsidiaries to license, distribute, offer or make available any material source code of the Company Proprietary Software to any third person; (ii) is free of any material defects or material disabling codes or instructions, and is free of any “viruses”, “worms”, “time bombs”, “key-locks” or any other Software or hardware or other malicious devices, defects, or other intentionally created contaminant that do or may materially disrupt, disable, delete, damage, modify, or otherwise interfere with the operation of such Company Proprietary Software or equipment upon which such Company Proprietary Software operates, or the integrity of the data, information or signals such Company Proprietary Software produces, or allow a third party to have unauthorized access to any such Company Proprietary Software or computer, server, or network of the Company or any of its Subsidiaries or any customer or user of any Company Proprietary Software, in any manner adverse to the Company or any of its Subsidiaries or to its customer, licensee, or recipient; (iii) conforms to its published documentation and specifications or as otherwise warranted to any third party; provided, however, the Company and its Subsidiaries do not warrant that the use or operation of the Company Proprietary Software will be uninterrupted or error free; and (iv) is not, and since January 1, 2021 has not been, subject to an operative or contingent right of any third party to access the Company Proprietary Software or any source code thereof, (y) none of Company or any of its Subsidiaries has modified any Open Source Software, and (z) no Company Proprietary Software or source code thereof has been put into escrow or provided to any escrow agent or other third person who is not an employee, adviser or consultant of the Company or any of its Subsidiaries that is bound to written confidentiality obligations with respect thereto, and the Company and its Subsidiaries are not under any obligation (whether absolute, conditional, or otherwise) to deliver, license or disclose, or to grant, directly or indirectly, any rights, licenses or interests in or to, any such Company Proprietary Software or source code thereof to any other third person.

(e) Section 3.20(e) of the Company Disclosure Letter lists all Software used by the Company and its Subsidiaries to operate their businesses as currently conducted, excluding Software licensed to the Company or its Subsidiary which involves payments of less than $100,000 annually. To the knowledge of the Company, there are no material problems or defects in any Software used by the Company and its Subsidiaries to operate their businesses as currently conducted that prevent any such Software from operating in fulfillment of its intended purpose or substantially as described in its related documentation or specifications. Each of the Company and its Subsidiaries has obtained and possesses valid licenses to use all Software programs that are material to its business as currently conducted and present on the computers it owns or leases that are used in connection with its business.

(f) The transactions contemplated by this Agreement will not materially alter or impair the right, title or interest of the Company or any of its Subsidiaries in or to the Company Intellectual Property or Business Intellectual Property, and all of the Company Intellectual Property and Business Intellectual Property will be owned or validly licensed to the Company and its Subsidiaries immediately after the Closing on terms and conditions substantially similar to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property and Business Intellectual Property immediately prior to the Closing.

Section 3.21 IT Systems; Privacy; Data Protection.

(a) Each of the Company and its Subsidiaries, since December 31, 2021: (i) is, and has been, in compliance in all material respects with all Privacy and Security Requirements applicable to it and its businesses and operations, including the collection, use, processing, storage, transfer, disclosure, security of, and access to, Personal Data in the conduct of the Company’s and its Subsidiaries’ businesses; (ii) has not received any written or, to the knowledge of the Company, oral notice, order, complaint or other communication from any Governmental Entity or any other Person that the Company or any of its Subsidiaries is not in compliance with any Privacy and Security Requirement; and (iii) to the knowledge of the Company, is not the subject of any pending audit or litigation (or threat thereof) with respect to any Privacy and Security Requirement and there are no facts of circumstances that could reasonably be expected to give rise to any such audit or litigation, except, in the case of (i), (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Where the Company has instructed another party to process Personal Data, the Company has entered into data processing agreements or other contracts which materially comply with the requirements of applicable Privacy and Security Requirements.

(b) The IT Systems used by the Company and its Subsidiaries (i) are sufficient in all material respects to operate their business as currently conducted (including as to capacity, scalability, and ability to process current volumes in a timely manner); (ii) are functional, maintained properly and operate in accordance with their documentation in all material respects; and (iii) to the knowledge of the Company are free from (and are designed to prevent the insertion of) material defects, errors, harmful code, viruses, worms, time bombs, key locks, malware, ransomware, trojan horses, and other material corruptants that significantly adversely affect the functionality thereof.

(c) Each of the Company and its Subsidiaries has implemented commercially reasonable measures (including implementing and monitoring compliance with technical, administrative and physical security measures), security systems and technologies materially consistent with Privacy and Security Requirements designed to protect and maintain (i) their material confidential information and trade secrets and (ii) the security, integrity, continuous operation, redundancy and backup of the IT Systems used in their businesses (and all data, including Personal Data, stored therein or processed thereby) against loss, damage, and unauthorized access or misuse, and, to the knowledge of the Company, there have been no material breaches, violations, misuses, losses or outages of or unauthorized access to, use of, disclosure of, or Processing of same, except for those that were resolved without material cost, liability or the duty under applicable Law to notify any Person. The Company further maintains commercially reasonable incident response, security, disaster recovery, and business continuity plans, procedures, and facilities, acts in material compliance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven reasonably effective upon testing in all material respects or if not have been sufficiently corrected. Except as set forth in Section 3.21(c) of the Company Disclosure Letter, since January 1, 2021: (i) there have been no known Security Incidents or unauthorized accessing of the IT Systems, Personal Data, or data of the Company and (ii) there has been no material loss, damage, unauthorized access, disclosure or breach (including without limitation any material loss of confidentiality, integrity or availability) of the IT Systems, Personal Data, or data of the Company.

(d) Except as set forth in Section 3.21(d) of the Company Disclosure Letter, where required by Privacy and Security Requirements, each of the Company and its Subsidiaries has in all material respects provided, whether by website disclosure or other permitted means, to such Persons required by Privacy and Security Requirements notice of its privacy practices concerning the collection, storage, use, registration, processing, and disclosure of Personal Data as required by Privacy and Security Requirements. All Personal Data of the Company: (i) has been collected, used or disclosed in compliance in all material respects with all applicable Laws; (ii) has been used only for the purposes for which the Personal Data was initially collected or for a subsequent purpose for which consent was subsequently obtained; or (iii) has been collected, used or disclosed for a purpose in respect of which consent may, under Laws, be implied.

Section 3.22 No Leakage. Since the date of this Agreement, neither the Company nor any of its Subsidiaries have paid any Leakage.

Section 3.23 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.10, the Company Board has taken or will take such actions as necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under any state Laws in the United States inapplicable to this Agreement or any of the transactions contemplated hereby.

Section 3.24 Affiliate Transactions. From December 31, 2021 through the date of this Agreement, there have been no transactions or contracts between the Company or any Subsidiary of the Company, on the one hand, and any Affiliates (other than Subsidiaries of the Company) of the Company or any of its Subsidiaries or BBX Capital, Inc., on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that was not so reported.

Section 3.25 Brokers. No broker, investment banker, financial advisor or other Person, other than Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Wells Fargo Securities, LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.26 Opinion of Financial Advisor. Credit Suisse has delivered to the Company Board its opinion to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of Shares (other than Parent and its Affiliates and the Key Stockholders and their Affiliates) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, or the accuracy or completeness of any of the foregoing other than the representations and warranties contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except (a) as disclosed or reflected in the Parent SEC Documents filed with, or furnished to, the SEC since December 31, 2021 and publicly available prior to the date of this Agreement ((i)including any exhibits and other information incorporated by reference therein, but (ii) excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case of this clause (ii), other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by Parent to the Company contemporaneously with the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to be so organized, existing and good standing, to have such power and authority or to be so qualified or licensed or in good standing, which individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2 Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to prevent, or materially impair or delay, the ability of Parent or Merger Sub to consummate the Merger or any of the other transactions contemplated by this Agreement or otherwise perform any of its obligations under this Agreement.

Section 4.3 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and Merger Sub, and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the filing of the Articles of Merger with the Florida Department of State as required by the FBCA. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable Equitable Principles).

(b) The Parent Board, at a meeting duly called and held at which all directors of the Parent Board were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) authorizing Parent to execute, deliver and perform this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) The Merger Sub Board, at a meeting duly called and held at which all directors of the Merger Sub Board were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent, as Merger Sub’s sole stockholder (indirectly through a wholly owned subsidiary of Parent), (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) authorizing Merger Sub to execute, deliver and perform this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. The wholly owned subsidiary of Parent which is the direct sole stockholder of Merger Sub has given all consents and approvals and taken all other actions required by applicable Law to approve Merger Sub’s execution and delivery of this Agreement and the performance of its obligations hereunder.

Section 4.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of Parent or the equivalent organizational documents of any of the Company’s Subsidiaries, including, without limitation, the articles of organization or operating agreement of Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the Hilton Consent, (ii) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, including under state securities, takeover and “blue sky” Laws, (iii) compliance with any applicable requirements of the HSR Act, (iv) such filings as necessary to comply with the applicable requirements of the NYSE, (v) the filing with the Florida Department of State of the Articles of Merger, as required by the FBCA, and (vi) such other consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 SEC Reports; Financial Statements.

(a) Parent has, since December 31, 2021, filed with or furnished to (as applicable) the SEC on a timely basis true and complete copies of all forms, reports, statements, certifications and other material documents (including all material exhibits, amendments and supplements thereto) required to be filed with or furnished by the Company under the Securities Laws, together with all certifications required pursuant to the Sarbanes-Oxley Act (all such forms, reports, statements, certificates and other documents filed since December 31, 2021 and prior to the date hereof, including all material exhibits, amendments and supplements thereto, collectively, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Laws, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of Parent are, or have been at any time since December 31, 2021, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Parent SEC Documents (including any related notes and schedules thereto) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Parent included in or incorporated by reference into the Parent SEC Documents (including any related notes and schedules thereto) fairly presents in all material respects the results of income, retained earnings or cash flows, as the case may be, of Parent for the periods set forth therein, in each case in conformity with GAAP and the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, consistently applied during the periods involved, except to the extent such financial statements have been modified or superseded by later the Parent SEC Documents, and except, in the case of the unaudited statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes.

Section 4.6 Certain Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will (a) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (b) on the date such Proxy Statement is first mailed to the stockholders of the Company, or at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent, Merger Sub or any other Subsidiary of Parent or other information supplied by or on behalf of Parent, Merger Sub or any other Subsidiary of Parent for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. Notwithstanding the foregoing provisions of this Section 4.6, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in any document filed with the SEC or any other Governmental Entity as contemplated hereby, which information or statements were not supplied by or on behalf of Parent or Merger Sub or were based upon information supplied to Parent or Merger Sub by or on behalf of the Company.

Section 4.7 Ownership and Operations of Merger Sub . Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. All of the shares of capital stock of Merger Sub have been duly authorized, are validly issued and outstanding, and are, and at the Effective Time will be, owned indirectly by Parent.

Section 4.8 Financing. Parent and Merger Sub will have at the Effective Time sufficient cash, available lines of credit or other sources of immediately available funds to consummate the transactions contemplated hereby, including payment of the Merger Consideration and all other amounts required to be paid by Parent pursuant to this Agreement, and to pay all related fees and expenses.

Section 4.9 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole member of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 4.10 No Ownership of Shares or Interested Person. Neither Parent, Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record), or at any time within one year prior to the date of the approval of this Agreement by the Company Board owned, any Shares or holds (or during such one year period held) any rights to acquire or vote any Shares except pursuant to this Agreement, or otherwise is or was within such one-year period an “interested person” (as defined in the FBCA) with respect to the Company.

Section 4.11 Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Parent is Solvent as of the date of this Agreement and, to the knowledge of Parent assuming (a) satisfaction of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in this Agreement and (b) the accuracy of the representations and warranties of the Company set forth in Article III (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein), each of Parent and the Company and its Subsidiaries (on a consolidated basis) will, after giving effect to the Merger and other transactions contemplated by this Agreement, including payment of the Merger Consideration and other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and immediately after the Closing. As used in this Section 4.11, the term “Solvent,” when used with respect to any Person, means that, as of the applicable date of determination, (i) the sum of the assets, at a fair valuation, of such Person will exceed the “debts” (as defined below) of such Person, (ii) such Person has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (iii) such Person has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.11, “debt” means any liability on a “claim,” where “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.12 Brokers. No broker, investment banker, financial advisor or other Person, other than BofA Securities, Inc. is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.13 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent and Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) The Company covenants and agrees that, during the period from the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 except (i) as contemplated by this Agreement, (ii) as disclosed in Section 5.1 of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice in all material respects and use its commercially reasonable best efforts to (1) maintain its material assets and properties in their current condition (subject to normal wear and tear) and (2) preserve substantially intact its business organization and preserve its present relationships with customers, suppliers and other Persons with which it has material business relations.

(b) Between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except (w) as contemplated by this Agreement, (x) as disclosed in Section 5.1 of the Company Disclosure Letter, (y) as required by applicable Law, or (z) unless Parent shall otherwise consent in writing (it being agreed that prior to taking any action requiring the consent of Parent pursuant to this Section 5.1(b), the Company shall provide notice in accordance with Section 8.2 of this Agreement to Parent requesting such consent, and Parent shall have five Business Days from the date of such notice, properly given in accordance with Section 8.2 to provide such consent (which consent shall not be unreasonably withheld or conditioned), and if Parent fails to respond within such five Business Days by a notice properly given in accordance with Section 8.2 of this Agreement stating that it is not granting such consent, then Parent shall be deemed to have given its consent), neither the Company nor any of its Subsidiaries shall:

(i) amend, adopt any amendment to or otherwise change or modify its articles of incorporation or bylaws or any similar governing instruments;

(ii) issue, deliver, sell, pledge, dispose of, encumber or enter into any Contract (whether oral or written) with respect to the voting of, any shares of capital stock of the Company (including, for the avoidance of doubt, Shares) or of any of its Subsidiaries, or grant to any Person any right to acquire any shares of its capital stock, except pursuant to Company Restricted Stock Awards or other awards outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof) and in accordance with the terms of such instruments;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (including with respect to the Company, for the avoidance of doubt, Shares), except for regular quarterly cash dividends consistent with past practice and any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries of the Company;

(iv) adjust, split, redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company (except in connection with the vesting of Company Restricted Stock Awards and related required tax withholdings or settlement of other awards or obligations outstanding as of the date hereof or permitted to be granted after the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(v) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization or other recapitalization, or make any other change with respect to its capital structure;

(vi) acquire, directly or indirectly (whether by merger, consolidation or acquisition of stock or assets or otherwise), any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value in excess of $3,000,000 individually or $6,000,000 in the aggregate, other than purchases pursuant to existing Contracts;

(vii) sell, transfer or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, lease, assign, license, transfer, exchange, swap, abandon, mortgage, pledge, hypothecate, grant any security interest in, grant an easement with respect to, or otherwise encumber or restrict the Owned Real Property or the use thereof (including securitizations), or incur or create any Lien (other than Permitted Liens) on, or dispose of, in a single transaction or series of transactions, any material assets (including Owned Real Property and Vacation Ownership Interests), rights or properties, in each case, other than (A) sales or dispositions of inventory (including Vacation Ownership Interests) in the ordinary course of business; (B) sales or dispositions in an amount that does not exceed $3,000,000 individually or $6,000,000 in the aggregate; (C) non-exclusive licenses in the ordinary course of business; (D) dispositions, transfers, assignments, substitutions or removals of Vacation Ownership Interests from or into any multisite trust; (E) sales, pledges, contributions, substitutions, repurchases or other transfers of any loans, receivables or other assets in connection with a Company Receivables-Backed Facility and in accordance with the terms of the related Company Receivables-Backed Facility Instrument; (F) in connection with a Permitted Company Receivables-Backed Facilities Activity; and (G) sales and dispositions pursuant to existing Contracts set forth on Section 5.1(a)(vii) of the Company Disclosure Letter;

(viii) other than in the ordinary course of business consistent with past practice, enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(ix) (A) amend, renew, extend, modify, supplement or waive, or assign, convey, encumber or otherwise transfer in whole or in part, material rights or interests pursuant to or in, any Contract (regardless of whether in the ordinary course of business consistent with past practice or such Contract constitutes a Material Contract) set forth on Schedule 5.1(a)(ix)(A), or (B) enter into any Contract substantially similar to Contracts listed on Schedule 5.1(a)(ix)(A) or otherwise relates to or involves (in the case of the following clauses (1) and (2)), or is with (in the case of the following clauses (3) and (4)), (1) co-branded credit card, alternative payment or similar payment arrangements, (2) formation or creation of any new joint venture, partnership, or similar arrangements with any third party, (3) a counterparty that is primarily engaged in the hotel, timeshare or lodging business other than ordinary course marketing and sales agreements that are terminable upon 30 days’ or less notice or (4) any “related person” as defined in Item 404 of Regulation S-K;

(x) (A) materially amend or terminate any Material Contract (including any Company Real Property Lease), (B) materially amend, modify, supplement or waive, or assign, convey, encumber or otherwise transfer in whole or in part, material rights or interests pursuant to or in, any Material Contract (other than (i) assignments between or among the Company or any of its wholly-owned Subsidiaries that would not be adverse to Parent or Merger Sub (ii) in connection with any Permitted Company Receivables-Backed Facilities Activity) or (C) materially amend, supplement or modify any Material Contract (including any Company Real Property Lease) for the purposes of giving, obtaining or effecting any Third-Party Consents; it being agreed and understood, however, that, subject to the Company’s compliance with other provisions in this Section (including clause (ix) above), nothing in this paragraph (x) shall prevent the Company or any of its Subsidiaries from renewing and/or extending any Contract, including, without limitation, any Material Contract, on substantially the same terms as in effect as of the date hereof or otherwise in the ordinary course of business; provided, however that prior to renewing or extending any such Contract (other than any renewal or extension set forth in Section 5.1 of the Company Disclosure Letter), the Company shall provide notice in accordance with Section 8.2 of this Agreement to Parent requesting such consent, and Parent shall have five Business Days from the date of such notice, properly given in accordance with Section 8.2 to provide such consent (which consent shall not be unreasonably withheld or conditioned), and if Parent fails to respond in writing within such five Business Days stating that it is not granting such consent, then Parent shall be deemed to have given its consent;

(xi) other than in the ordinary course of business consistent with past practice, enter into any Company Real Property Lease, or terminate any Leased Real Property;

(xii) make or authorize any material new capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth on Section 5.1(b)(xii) of the Company Disclosure Letter, other than such capital expenditures that do not exceed such budget by more than $2,500,000 individually or $10,000,000 in the aggregate;

(xiii) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), (B) incur any indebtedness for borrowed money or issue any debt securities, (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries), or (D) cancel, modify or waive any debts or claims held by or owed to the Company or any of its Subsidiaries, in each case, in excess of $10,000,000 individually or $20,000,000 in the aggregate, except for with respect to clause (B), indebtedness incurred (i) under the Company’s or its Subsidiary’s existing credit facilities or the Company Receivables-Backed Facilities, in each case, in the ordinary course of business in an aggregate principal amount not to exceed the existing commitments under such facilities available to be drawn as of the date hereof, (ii) between or among the Company and/or any of its Subsidiaries in the ordinary course of business or (iii) to replace, renew, extend or refinance any existing indebtedness of the Company or its Subsidiaries on terms and conditions that are not materially less favorable to the Company and its Subsidiaries, taken as a whole, than the terms or conditions of the replaced, renewed, extended or refinanced debt; provided, that this clause (iii) shall only apply to existing indebtedness that is replaced, renewed, extended or refinanced (as applicable) and that can be repaid, redeemed or repurchased on or prior to Closing without any premium or prepayment penalty;

(xiv) except to the extent required by applicable Law (including Section 409A of the Code) or to the extent required pursuant to the terms of any Company Plan in effect as of the date of this Agreement or as contemplated by Section 5.9, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Company Employee, other than for increases in connection with internal promotions and merit-based increases, in each case with respect to Company Employees whose annualized base compensation and incentive compensation opportunity does not exceed $300,000 but specifically excluding any increase that would broadly impact any designated class of Company Employees, such as variable compensation eligible employees and annual bonus eligible employees (other than specific temporary incentives, including but not limited to, sales performance incentive funds (SPIFF)), (B) become a party to, establish, adopt, amend, commence participation in or terminate any Company Plan or any arrangement that would have been a Company Plan had it been entered into prior to the date of this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any

Company Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans or issue any loans to any Company Employee (other than routine travel or other business advances issued in the ordinary course of business) or (G) hire or terminate (without cause) any executive officer, trustee or director of the Company or any Subsidiary of the Company or promote or appoint any Person to a position of executive officer, trustee or director of the Company or any Subsidiary of the Company;

(xv) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, in each case, except in the ordinary course of business;

(xvi) (A) to the extent GAAP applies to the maintenance of such books and records, fail to maintain the applicable financial books and records in accordance with GAAP in all material respects, or (B) implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto, or deviate in any material respect from its standard schedule for preparation of audited financial statements with respect to the audited financial statements for the year ending December 31, 2023;

(xvii) (A) adopt or make any change to any material method of Tax accounting or annual Tax accounting period, except as required by GAAP, (B) make, change or revoke any material Tax election, (C) surrender, agree, settle or compromise any Tax audit, examination or proceeding, (D) to extend the statute of limitations in respect of any material amount of Taxes (other than pursuant to extensions of the due date for the filing of an income Tax Return that do not require consent of a Taxing Authority), (E) file or cause to be filed any amended material Tax Return, (F) initiate any voluntary disclosure with, or request any ruling from, a Taxing Authority with respect to a material amount of Taxes, (G) enter into any closing agreement with any Taxing Authority with respect to any material Tax, or (H) surrender any right to claim a material Tax refund;

(xviii) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) or agree to the tolling of the statute of limitations with respect to any potential Action, or consent to the same, other than compromises, settlements or agreements that involve only the payment of money damages (A) not in excess of $500,000 individually or $1,000,000 in the aggregate or (B) materially consistent with the reserves reflected in the Company’s balance sheet at June 30, 2023;

(xix) allow any material Permit held by the Company or any of its Subsidiaries to expire or lapse, or take any action (or fail to take any action) that would reasonably be expected to terminate, invalidate, impair or be a breach of, any material Permit held by the Company or any of its Subsidiaries (including any material Permit of any Governmental Entity);

(xx) cause any material amendment to any Company Offering Documents of any Vacation Club Association, Vacation Club or Vacation Ownership Property (other than with respect to any amendments that do not materially increase the obligations or waive or release any material rights of the Company or its Subsidiaries under such documents);

(xxi) allow any registrations of a Vacation Club to lapse, or fail to keep such registrations current in accordance with applicable Law;

(xxii) after December 31, 2023, offer to customers a 100% equity roll with no additional cash down collected by the Company;

(xxiii) take any action or exercise any of their votes, or fail to take any action or fail to exercise any of their votes, within a Non-Profit VCA or a Non-Profit VOA that would reasonably be expected to materially and adversely affect the rights, control, powers, and privileges of the Company or its Subsidiaries under the Company Offering Documents or a Company Management Agreement, whether by statute or otherwise; or

(xxiv) agree, resolve, authorize or commit to do or take any of the actions described Section 5.1(b)(i) through Section 5.1(b)(xxiii).

Section 5.2 Conduct of Business of Parent.

(a) Parent covenants and agrees that, during the period from the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except (i) as contemplated by this Agreement, (ii) as required by applicable Law or (iii) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to conduct its business in the ordinary course of business consistent with past practice in all material respects and use commercially reasonable best efforts to (1) maintain its material assets and properties in their current condition (subject to normal wear and tear) and (2) preserve substantially intact its business organization and to preserve its present relationships with customers, suppliers and other Persons with which it has material business relations.

(b) Between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except (x) as contemplated by this Agreement, (y) as required by applicable Law, or (z) unless the Company shall otherwise consent in writing (it being agreed that prior to taking any action requiring the consent of the Company pursuant to this Section 5.2(b), Parent shall provide notice in accordance with Section 8.2 of this Agreement to the Company requesting such consent, and the Company shall have five Business Days from the date of such notice, properly given in accordance with Section 8.2 to provide such consent, and if the Company fails to respond within such five Business Days by a notice properly given in accordance with Section 8.2 of this Agreement stating that it is not granting such consent), then the Company shall be deemed to have given its consent, neither Parent nor any of its Subsidiaries shall:

(i) take any action, or knowingly fail to take any action, that would reasonably be expected to prevent or materially impair or materially delay or otherwise materially adversely affect the satisfaction of the conditions to consummating the Merger set forth in Article VI or the ability of Parent to perform its obligations pursuant to this Agreement (including Parent’s obligation to pay the Merger Consideration or other amounts payable by it pursuant to this Agreement); or

(ii) agree, resolve, authorize or commit to do or take any action described in Section 5.2(b)(i).

Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.4 Acquisition Proposals.

(a) Except as set forth in this Section 5.4, the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall cause (or, in the case of all Representatives other than officers or directors, use reasonable best efforts to cause) its and their respective officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries (collectively, “Representatives”), not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, (ii) engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal (iv) approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or (v) fail to include the Company Recommendation in the Proxy Statement; provided, however, it is understood and agreed that any determination or action by the Company Board permitted under Section 5.4(b) or (c) or Section 7.1(c)(ii) shall not be deemed to be a breach of this Section 5.4(a). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. Upon execution of this Agreement, the Company agrees that it will and will cause the Subsidiaries of the Company to, and will instruct and use its reasonable best efforts to cause its and their respective Representatives to, (i) cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore that constitute or could reasonably be expected to lead to an Acquisition Proposal, (ii) terminate any such third party’s access to any physical or electronic data rooms with respect to an Acquisition Proposal and (iii) request that any such third party and its Representatives promptly (A) destroy or return all confidential information concerning the Company or any Subsidiaries of the Company furnished by or on behalf of the Company or any Subsidiaries of the Company and (B) destroy all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze such confidential information, in the case of the foregoing clauses (ii) and (iii), to the extent required by and in accordance with the terms of the applicable confidentiality agreement between the Company or any of its Subsidiaries and such Person.

(b) Notwithstanding anything to the contrary in Section 5.4(a), at any time prior to obtaining the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of Section 5.4(a) and that the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) constitutes, or would reasonably be expected to lead to, a Superior Proposal, if the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) that failure to do so would be inconsistent with the Company Board’s exercise of its fiduciary duties under Florida Law: (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (a “Permitted Confidentiality Agreement”) on terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement); and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, however, that the Company shall provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to Parent at the same time as such information is made available to such Person or its Representatives.

(c) Subject to the permitted actions contemplated by Section 7.1(c)(ii), neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, its recommendation of this Agreement or the Merger or (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any of such actions, an “Adverse Recommendation Change”).

(d) Notwithstanding anything to the contrary set forth in this Section 5.4, prior to the time the Company Stockholder Approval is obtained, the Company Board may (1) effect an Adverse Recommendation Change or (2) cause the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and terminate this Agreement pursuant to Section 7.1(c)(ii) (any action described in clause (1) or (2) being a

“Fundamental Action”) if (A) an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of the obligations set forth in this Section 5.4 is received by the Company, and (B) the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor, based on the information then available, that (w) in the case of an Acquisition Proposal, such Acquisition Proposal constitutes a Superior Proposal and (x) a failure to effect a Fundamental Action in response to such Acquisition Proposal would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that no such Fundamental Actions may be taken unless and until: (I) the Company has given Parent written notice at least four Business Days in advance (such notice period, the “Notice Period” and such notice, the “Notice”), which Notice shall set forth in writing that the Company Board intends to consider whether to take such Fundamental Action and a reasonably detailed description of the basis therefor, and shall also include, in the case of a Fundamental Action to enter into an Alternative Acquisition Agreement, the then-current draft of such agreement (provided, that such Notice shall not, by itself, constitute an Adverse Recommendation Change); (II) during the Notice Period, to the extent requested by Parent, the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent to revise this Agreement so that the condition set forth in clause (B) of this Section 5.4(d) would not be satisfied; and (III) at the end of the Notice Period, the Company Board shall have taken into account any revisions to this Agreement proposed by Parent in writing prior to the end of the Notice Period, and shall have thereafter determined in good faith, after consultation with outside legal counsel and its financial advisor, based on the information then available, that (y) in the case of an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal and (z) a failure to effect a Fundamental Action would continue to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that any amendment or modification to the economic or other material terms of any such Acquisition Proposal (if applicable) shall require a new Notice and a new Notice Period (which, subsequent to the initial Notice Period, shall be reduced to two Business Days rather than four Business Days)).

(e) The Company promptly (and in any event within 48 hours) shall advise Parent orally and in writing of (i) any written Acquisition Proposal, (ii) any written request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any written inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and the material terms of any such Acquisition Proposal, inquiry or request. The Company promptly (and in any event within 48 hours) shall advise Parent orally and in writing of notify Parent of any changes or modifications to the material terms of an Acquisition Proposal, and upon the reasonable request of Parent shall apprise Parent of the status of such Acquisition Proposal.

(f) Nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), including making any “stop, look and listen” communication to the Company’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or from (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law.

(g) As used in this Agreement:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 50% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (B) the acquisition in any manner, directly or indirectly, of over 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger.

(ii) “Alternative Acquisition Agreement” means, other than a Permitted Confidentiality Agreement, any acquisition agreement, merger agreement, arrangement agreement, option agreement, joint venture agreement, partnership agreement, license agreement, legally binding letter of intent, legally binding memorandum of understanding, agreement in principle or any other similar legally binding agreement or document relating to any Acquisition Proposal.

(iii) “Superior Proposal” means any Acquisition Proposal (A) on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Shares than the Merger, taking into account all the terms and conditions of such proposal, and this Agreement and (B) that the Company Board believes is reasonably capable of being completed in accordance with the material terms thereof substantially within the timeframe contemplated by such proposal, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that for purposes of the definition of “Superior Proposal,” the references to “50%” in the definition of “Acquisition Proposal” shall be deemed to be references to “75%.”

Section 5.5 Proxy Statement.

(a) The Company shall use its reasonable best efforts to prepare the Proxy Statement as promptly as reasonably practicable following the date of this Agreement. Except under the circumstances expressly permitted by Section 5.4, the Proxy Statement shall include the Company Recommendation.

(b) The Company shall use its reasonable best efforts to ensure that the Proxy Statement complies as to form and substance with the provisions of the Exchange Act and that none of the information supplied by it or any of its Subsidiaries or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement, at the date of mailing to stockholders of the Company, at the time of the Company Stockholders Meeting or at the time of filing with the SEC (as applicable), contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent, its Subsidiaries or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement. Parent shall furnish, or cause to be furnished, to the Company any and all information concerning itself and its Subsidiaries, including Merger Sub, as may be required or reasonably requested in connection with the preparation of the Proxy Statement and use its reasonable best efforts to ensure that none of such information, at the date of mailing to stockholders of the Company, at the time of the Company Stockholders Meeting or at the time of filing with the SEC (as applicable), contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Parent assumes no responsibility with respect to any information not supplied in writing by or on behalf of Parent, its Subsidiaries or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

(c) If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, or any of their respective Subsidiaries or its or their respective Representatives, should be discovered by the Company or Parent, which information should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable following such discovery notify the other party and after such notification the Company, with reasonable and customary cooperation from Parent (including, without limitation, Parent’s provision of information as may be reasonably requested), shall, as and to the extent required by applicable Law, as promptly as reasonably practicable (A) prepare an amendment or supplement to the Proxy Statement and (B) thereafter, cause the Proxy Statement as so amended or supplemented, or the amendment or supplement, as the case may be, to be filed with the SEC and disseminated to its stockholders.

(d) The Company shall (A) provide Parent, its outside legal counsel and its other representatives with a reasonable opportunity to review and comment on drafts of the Proxy Statement and other documents and communications related to the Company Stockholders Meeting (other than any filings, documents or communications related to an Adverse Recommendation Change) prior to filing, furnishing or delivering such documents with or such communications to the applicable Governmental Entity and dissemination of such documents or communications to the Company’s stockholders, (B) consider in good faith for inclusion in the Proxy Statement and such other documents and communications related to the Company Stockholders Meeting all comments reasonably proposed by Parent, its outside legal counsel and its other representatives, and (C) keep Parent advised on a timely basis with respect to all material communications and correspondence with the SEC regarding the Proxy Statement.

(e) Without limiting the generality of the provisions of Section 5.8, the Company shall (i) as promptly as reasonably practicable following receipt thereof, notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information and (ii) as promptly as reasonably practicable following receipt thereof, provide Parent, if applicable, copies of all correspondence between the Company or any of its Representatives and the SEC with respect to the Proxy Statement (or where no such copies are available, a reasonably detailed written description thereof). The Company shall, subject to the requirements of Section 5.5(d), (A) use its reasonable best efforts to promptly provide responses to the SEC with respect to any comments received on the Proxy Statement by the SEC and any requests by the SEC for any amendment or supplement to the Proxy Statement or for additional information, and (B) cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff confirms that the SEC does not intend to review the preliminary Proxy Statement or advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

Section 5.6 Company Stockholders Meeting.

(a) The Company shall take, in accordance with applicable Law and its Company Organizational Documents, all action necessary to (i) duly convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”) as promptly as reasonably practicable after the Proxy Statement is in final form (taking into account a reasonable period of time for the solicitation of the proxies) and (ii) cause a vote upon the approval of this Agreement and the transactions contemplated hereby to be taken thereat.

(b) The Company Stockholders’ Meeting shall not be postponed, recessed or adjourned by the Company without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that the Company may postpone, recess or adjourn the Company Stockholders’ Meeting (i) to the extent, in the good faith judgment of the Company Board (after consultation with the Company’s outside legal counsel), required by applicable Law or necessary to ensure that any required supplement or amendment to the Proxy Statement is delivered to the stockholders of the Company for the amount of time required by applicable Law in advance of the Company Stockholders’ Meeting, (ii) if the Company reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iii) to solicit additional proxies to obtain the Company Stockholder Approval, so long as in each case that the Company exercises its right under this Section 5.6(b) to postpone, recess or adjourn the Company Stockholders’ Meeting, the Company shall have reasonably consulted with Parent in advance with respect to such determination and provided prior written notice to Parent; provided further, that in no event shall the Company Stockholders’ Meeting be postponed, recessed or adjourned pursuant to clauses (ii) and (iii), taken together, more than ten Business Days in connection with any one postponement, recess or adjournment or more than an aggregate of thirty days from the originally scheduled meeting date.

(c) The Company shall use reasonable best efforts to take all lawful action to obtain the Company Stockholder Approval, including the solicitation of proxies therefor; provided, however, that the Proxy Statement shall not be required to include the Company Recommendation if an Adverse Recommendation Change has been made pursuant to Section 5.4. The Company agrees that, unless this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to and in accordance with Article VII, its obligations to hold the Company Stockholders’ Meeting pursuant to this Section 5.6 shall not be affected in any manner, including in connection with (i) the making of an Adverse Recommendation Change or (ii) the commencement of or announcement or disclosure of or communication to the Company of any Acquisition Proposal, and the Company shall continue to use reasonable best efforts to take all lawful action to obtain the Company Stockholder Approval, including the solicitation of proxies therefor; provided, however, that the Proxy Statement shall not be required to include the Company Recommendation if an Adverse Recommendation Change has been made pursuant to Section 5.4.

(d) Once the Company has established a record date for the Company Stockholders’ Meeting, the Company shall not change or establish a different record date for the Company Stockholders’ Meeting unless (i) required by applicable Law, (ii) reasonably necessary as a result of any postponement, recess or adjournment of the Company Stockholders’ Meeting effected pursuant to Section 5.6(b) or (iii) the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) is obtained.

(e) The Company agrees (i) to provide Parent with reasonably detailed periodic updates concerning proxy solicitation results on a reasonably timely basis (including, if requested, promptly providing voting reports on a reasonably frequent basis) and (ii) to give written notice to Parent one day prior to the Company Stockholders’ Meeting, indicating whether as of such date, sufficient proxies representing the Company Stockholder Approval have been obtained.

(f) Without the prior written consent of Parent, the matters constituting the Company Stockholder Approval shall be the only matters (other than related procedural matters or any non-binding advisory vote required under applicable Law) that the Company may propose to be acted on by the Company’s stockholders at the Company Stockholders’ Meeting.

Section 5.7 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best effects to cause its Subsidiaries, officers, directors and Representatives to, afford to Parent reasonable access during normal business hours, consistent with applicable Law, to its officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any contractual confidentiality obligations in any agreement with any third-party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law.

(b) Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, or other documents or information exchanged pursuant to this Section 5.7, in accordance with the Confidentiality Agreement, dated August 4, 2023, between Parent and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 5.8 Further Action; Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use, and shall cause each of their respective Subsidiaries and, to the extent practicable, other Affiliates to use, respectively, its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law) to consummate the transactions contemplated by this Agreement at the earliest practicable date, including using reasonable best efforts to: (i) cause the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act; (ii) defend all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; (iii) resolve any objection asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement and (iv) give, obtain or effect (as the case may be) as promptly as practicable following the date of this Agreement all (A) notices, acknowledgments, waivers, permits, consents, approvals or other authorizations, and (B) amendments, supplements or other modifications required under any Contract to which the Company or any of its Subsidiaries is a party or bound ((A) and (B) collectively, the “Third-Party Consents”), in each case that are necessary to be given, obtained or effected in order to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement (and, in any event, no later than the Outside Date), and in connection with the obligations in this clause (iv), neither the Company nor any of its Subsidiaries shall (A) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or (B) agree or commit to do any of the foregoing, in each case for the purposes of giving, obtaining or effecting any Third-Party Consents without the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed). Notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain any such Third-Party Consents (except, in the case of the Company, if requested by Parent and either (i) reimbursed or indemnified for by Parent or (ii) subject to the occurrence of the Closing).

(b) In furtherance and not in limitation of the provisions of Section 5.8(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than ten Business Days from the date of this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act.

(c) If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, then such party shall give prompt written notice of such request to the other party and use its reasonable best efforts to comply with such request as soon as reasonably practicable and after consultation with the other party.

(d) The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all material communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider in good faith all reasonable comments timely made by the other party in this respect;

(ii) furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to the applicable Law in connection with the transactions contemplated by this Agreement;

(iii) promptly notifying each other of any material communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and ensuring to the extent permitted by Law or Governmental Entity, and to the extent reasonably practical, that each of the parties is entitled to attend any meetings with or other appearances before, including substantive calls or conversations with, any Governmental Entity with respect to the transactions contemplated by this Agreement;

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to, in order to obtain any consent, settlement, expiration of a waiting period, trial judgement, or other benefit, under any Antitrust Law (i) divest or hold separate (in a trust or otherwise), or agree or proffer to do the same, any of the assets or businesses of Parent or any of its Affiliates or the Company or any of its Affiliates, (ii) limit in any manner whatsoever, or not exercise, or agree or proffer to do the same, any rights of ownership of any securities (including the Shares) or other assets, or (iii) agree to any limitation on the ownership or operation of any business of Parent, the Company, the Surviving Company or any of their respective Affiliates, in the case of each of clauses (i), (ii) and (iii), if any such action would reasonably be expected to, individually or in the aggregate, (x) materially reduce the reasonably anticipated benefits to Parent of the transactions contemplated by this Agreement or (y) impact Parent, the Company or their respective Subsidiaries in a manner or amount that is material relative to the value of the Company and its Subsidiaries, taken as a whole.

(f) Notwithstanding any other provision of this Agreement to the contrary, Parent shall have the right to (i) direct, devise and implement all matters (including with respect to process, strategy and communications) with any Governmental Entity with jurisdiction over the Merger by virtue of any applicable Antitrust Law (each, a “Governmental Antitrust Authority”), including the strategy for obtaining any necessary approval of any Governmental Antitrust Authority, (ii) lead all meetings and communications (including any negotiations) with, any Governmental Antitrust Authority, and (iii) control the defense and settlement of any Actions brought by or before any Governmental Antitrust Authority or any other Person; provided, that Parent shall consult and reasonably cooperate with the Company, and consider in good faith the views of the Company, in connection with the foregoing, including in connection with the overall strategy and the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to any Governmental Antitrust Authority.

(g) Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

Section 5.9 Employment and Employee Benefits Matters.

(a) During the period commencing at the Effective Time and ending on December 31, 2024, the Parent shall provide or cause its Affiliates to provide to each employee of the Company or any of its Subsidiaries who continues employment with Parent or any of its Affiliates, including the Surviving Company and its Subsidiaries, following the Effective Time (a “Continuing Employee”) with (i) cash compensation, including salary (or wage) and bonus, and (ii) except as otherwise provided in Section 5.9(b) below, employee benefits (excluding, however, all equity plans) that are substantially comparable, in the aggregate, to the cash compensation and benefit plans provided to similarly situated employees of Parent or its Affiliates.

(b) Parent shall provide, or cause its Affiliates to provide, each Continuing Employee who is terminated without cause by Parent or its Affiliates during the eighteen (18) month period immediately following the Effective Time with the greater of (1) the severance set forth on Section 5.9(b) of the Company Disclosure Letter and (2) severance which is substantially comparable in the aggregate to the severance provided by Parent and its Affiliates to their own similarly-situated employees, and, in either case, plus the amount of any accrued and unpaid compensation, including salary (or wages) and bonuses; provided, however, that for purposes of determining years of service, such Continuing Employee shall be credited with (i) the service with which he or she was credited for severance purposes with the Company or the Subsidiary employing the Continuing Employee as of the Effective Time (which shall be documented through records reasonably acceptable to Parent), plus (ii) his or her service with Parent and its Affiliates after the Effective Time; provided, however, that such benefit payments shall be conditioned on execution of a customary release of claims in a form reasonably satisfactory to Parent and applicable to similarly situated employees of Parent or its Affiliate; provided, further, that, for any terminated Continuing Employee with the position of Director or above, any such release shall only contain a non-competition covenant if reasonably determined to be necessary by Parent and the non-compete period shall be the shorter of one year and the applicable severance pay period.

(c) With respect to any Parent Plan or other employee benefit plan of Parent or Parent’s Affiliates in which any Continuing Employee becomes eligible to participate on or after the Effective Time (a “Parent Employee Benefit Plan”), Parent shall, or shall cause its Affiliates to, use commercially reasonable efforts to, amend the Parent Employee Benefit Plan, or cause the plan administrator of such Parent Employee Benefit Plan, to exercise administrative discretion to, (i) waive preexisting conditions limitations, actively at work requirements, and exclusion and waiting periods with respect to participation and coverage requirements to the extent they were inapplicable to, or were satisfied under, any Company Plan in which such Continuing Employee participated prior to the Effective Time; and (ii) cause each Continuing Employee to receive full credit for periods of service with the Company (including eligibility to participate, vesting, vacation entitlement and severance benefits) under each Parent Employee Benefit Plan in which such Continuing Employee becomes or may become a participant. As of the Effective Time, Parent shall credit to Continuing Employees the amount of vacation time that such employees had accrued under any vacation policy or arrangement as of the Effective Time (which shall be the amount accrued from year end through the Effective Time). With respect to each Parent Employee Benefit Plan that is a health plan, Parent shall use commercially reasonable efforts to amend the Parent Employee Benefit Plan, or cause the plan administrator of such Parent Employee Benefit Plan to exercise administrative discretion, where permitted, to (i) cause to be waived any eligibility waiting period, any evidence of insurability requirement and the application of any pre-existing condition limitation under such plan; and (ii) cause each Continuing Employee to be given credit under such health plan with respect to the plan year in which the Effective Time occurs for amounts (such as deductibles, co-payments, out-of-pocket maximums or similar items) paid under any similar employee benefit plan by such Continuing Employee, and for which verification is provided by the insurer or third party administrator of such plan, as though such amounts had been paid in accordance with the terms and conditions of any applicable Parent Employee Benefit Plan.

(d) Parent and Company acknowledge and agree that all provisions contained in this Section 5.9 are included for the sole benefit of Parent and Company and nothing contained herein shall (i) be construed as an amendment to any Company Plan or Parent Employee Benefit Plan or the creation of any new employee benefit plan, (ii) create any third-party beneficiary or other rights in any other Person, including any employee or former employee of any of Parent or Company or any of their respective Affiliates, or any dependent or beneficiary thereof, (iii) otherwise obligate Parent or any of its Affiliates to maintain any particular employee benefit plan or retain the employment of any particular employee following the Effective Time or (iv) limit the rights of Parent or Company to amend or terminate their own employee benefit plans at any time and for any reason as permitted under applicable Law.

(e) The Company shall terminate its 401(k) Plan effective the day prior to the Effective Time (subject to the consummation of the Merger) by resolution adopted by the Company Board, on terms reasonably acceptable to Parent, and simultaneously amend the 401(k) Plan to the extent necessary to comply with all applicable Laws to the extent not previously amended. Said termination shall provide that all participants in the 401(k) Plan shall be fully vested in their account balances thereunder; and the Company shall notify the 401(k) Plan participants and beneficiaries of such termination prior to the Effective Time pursuant to the requirements of applicable Law. Parent shall use commercially reasonable efforts to permit all Continuing Employees who were eligible to participate in the Company’s 401(k) Plan immediately prior to its termination to participate in a defined contribution retirement plan of Parent with a 401(k) feature and permit Continuing Employees to elect the rollover of 401(k) plan assets in cash and with respect to loans, in kind, to such 401(k) plan of Parent. Parent acknowledges the required financial expense and administrative commitment to carry out the termination and winding down of the Company’s 401(k) Plan in compliance with applicable Law and agrees to take such actions as may be reasonably necessary or advisable in furtherance thereof following the Closing.

(f) Parent shall assume and be responsible for the payment of the obligations of the Company or any Affiliate to pay the amounts listed on Section 5.9(f) of the Company Disclosure Letter.

(g) Section 5.9(g)(i) of the Company Disclosure Letter includes the agreed-upon form of Separation, Waiver and Release Agreement contemplated to be entered into by the members of the Company’s Executive Committee (other than the Company’s Chief Financial Officer) in connection with the Merger. Section 5.9(g)(ii) of the Company Disclosure Letter includes the agreed-upon form of Separation, Waiver and Release Agreement contemplated to be entered into by the Company’s Chief Financial Officer in connection with the Merger.

Section 5.10 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and their respective boards of directors shall use its reasonable best efforts to take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.11 Notification of Certain Matters. From and after the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party or their respective Non-Profit VOAs or Non-Profit VCAs from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Company or Parent, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to the Merger or the other transactions contemplated hereby or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to clause (c) shall not constitute a failure of a condition to the Merger set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.

Section 5.12 D&O Indemnification, Exculpation and Insurance.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Company to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director, manager or fiduciary of the Company or any of its Subsidiaries and acting in such capacity (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time and advance expenses to Indemnified Parties in connection therewith, to the fullest extent permitted under the Company’s or such Subsidiaries’ organizational documents as in effect on the date hereof.

(b) Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of any Indemnified Party (including without limitation, advancement of expenses) as provided in the articles of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries as in effect as of immediately prior to the execution and delivery of this Agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Company to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Company purchases a six year “tail policy” and the coverage thereunder costs more than 600% of such last annual premium, the Surviving Company shall purchase the maximum amount of coverage that can be obtained for 600% of such last annual premium.

(d) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.12 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives, and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party.

(e) In the event that the Surviving Company or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.12.

Section 5.13 [Intentionally Omitted].

Section 5.14 Rule 16b-3. The Company may take such steps as are reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities with respect to Shares) in connection herewith by any individual who is a director or officer of the Company, or any other applicable Person subject to the filing requirements of Section 16 of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby; provided, that neither Parent nor the Company shall issue any such press release or make any public announcement without the prior consent of the other, which consent shall not be unreasonably withheld, except (i) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with the NYSE, (ii) with respect to any communication regarding an Acquisition Proposal in accordance with Section 5.4(f) or an Adverse Recommendation Change in accordance with Section 5.4 or (iii) for any statements, including, without limitation, statements by Parent in any prospectus, “road show” materials, press release, or other written materials in connection with any issuance of Parent Common Stock or notes or other capital raising initiatives in connection with the Merger, that are consistent in tone and substance with previous press releases, public disclosures or public statements made by Parent or the Company (or jointly made by Parent and the Company, if applicable) in compliance with this Section 5.15; provided further, that Parent shall not be required to consult with or provide an opportunity to review and comment to the Company so long as such statements are consistent in tone and substance with previous written press releases, written public disclosures or other written statements made by it in compliance with this Section 5.15. If either Parent or Company determines, after consultation with outside counsel, that a statement or disclosure is required by applicable Law, such parties statement or disclosure shall not require consent from the other party, but the other party, to the extent practicable, shall be given a reasonable opportunity to review and comment upon such statement or disclosure, and the party making such statement or disclosure shall consider in good faith any such comments received. Notwithstanding the foregoing, Parent and the Company agree that the initial press releases with respect to the transactions contemplated by this Agreement shall be separate press releases issued by each Parent and the Company in substantially the form attached hereto as Exhibit D-1 and Exhibit D-2.

Section 5.16 Obligations of Merger Sub . Parent shall take all action necessary to cause Merger Sub (and, after the Effective Time, the Surviving Company) to perform its respective obligations under this Agreement. For the avoidance of doubt, any violation of the obligations of Merger Sub (or, after the Effective Time, the Surviving Company) under this Agreement shall also be deemed to be a breach of this Agreement by Parent.

Section 5.17 Delisting and Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things, necessary, proper or advisable on its part under applicable Law and the rules and policies of the NYSE to enable the delisting of the Shares from the NYSE and the deregistration of Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.18 R&W Insurance Policy. Parent shall obtain a representations and warranties insurance policy (the “R&W Policy”) in connection with the transactions contemplated hereby, such policy to bound contemporaneously with the execution of this Agreement. Parent shall bear the costs, fees and expenses of the R&W Policy (including any underwriting fee, brokers’ fee or premium payable in connection therewith).

Section 5.19 Stockholder Litigation. The parties shall cooperate and consult with one another, to the fullest extent possible, in connection with any litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of, and without in any way limiting, the foregoing, each of the parties shall use its respective commercially reasonable efforts to prevail in such litigation as promptly as practicable. If any Governmental Entity issues an order, decree or ruling, or takes any other action, which restrains, enjoins or otherwise prohibits consummation of the Merger or other transactions contemplated hereby, the parties shall use commercially reasonable efforts to lift such order, decree, ruling or other action as promptly as practicable. Notwithstanding the foregoing, no party shall compromise or settle any litigation commenced against it or any of its directors or officers relating to this Agreement or the transactions contemplated hereby (including, without limitation, the Merger) without the other parties’ prior written consent, which shall not be unreasonably withheld or delayed; it being understood and agreed except that any party may, in its sole discretion, withhold such consent to any settlement which does not include a full release of such party or which imposes an injunction or other equitable relief on the Company, Parent or any of their Affiliates.

Section 5.20 Certain Agreements with Third Parties. Parent agrees that any agreement that Parent has with Hilton, Bass Pro, Inc. and its Affiliates (“Bass Pro”) and Choice Hotels and its Affiliates (“Choice”) with respect to their respective ongoing commercial relationships after the Effective Time are or will be satisfactory to it and that any failure or withdrawal by Hilton, Bass Pro or Choice to perform as contemplated by their agreements, including, without limitation, any notice given by any or all of them prior to the Effective Time that it or they is or are withdrawing from such agreement(s), or any failure to enter into any agreement, shall not be deemed a Material Adverse Effect or otherwise constitute grounds for Parent to terminate this Agreement.

Section 5.21 Debt Financing.

(a) Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Debt Financing as promptly as practicable, but in any event on or prior to Closing. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange, consummate and obtain the Debt Financing.

(b) Prior to the Closing or the earlier expiration or termination of the Marketing Period, the Company Entities shall, and shall use reasonable best efforts to cause their respective officers, directors, employees and Representatives to, at Parent’s sole cost and expense, provide customary cooperation to Parent in connection with the Debt Financing as may be reasonably requested by Parent, including by:

(i) furnishing Parent and the Debt Financing Sources with the Required Information, any updates to any Required Information as may be necessary for such Required Information to remain Compliant throughout the Marketing Period and such other historical financial information and other pertinent information regarding the Company Entities as may be reasonably requested by Parent and that is customarily needed for 144A-for-life debt offerings;

(ii) participating (and causing senior management and using reasonable best efforts to cause Representatives and advisors to participate) in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and investors with respect to, the Debt Financing), presentations, road shows, drafting sessions, due diligence sessions (including using reasonable best efforts to cause its independent auditors to participate therein) and sessions with ratings agencies, in each case in connection with any of such Debt Financing and with reasonable advance notice and at dates, times and locations as may be mutually agreed;

(iii) upon reasonable prior written notice, assisting Parent and the Debt Financing Sources in the preparation of (A) confidential information memoranda, lender presentations and similar marketing documents, (B) investor presentations (including “roadshow” or investor meeting slides), (C) offering memoranda and private placement memoranda (including under Rule 144A) and (D) materials for rating agency presentations, in each case, solely to the extent involving information about the Company Entities;

(iv) executing and delivering (or assisting Parent in obtaining from legal counsel (including local counsel) to the Company and their advisors) any customary guarantee, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent and as may be necessary and customary in connection with the Debt Financing (including a solvency certificate of the chief financial officer of the Company) and otherwise facilitating the obtaining of guarantees; provided, that all such guarantees and other documents with respect to the Company Entities and their respective assets shall be authorized and become effective subject to, and only at, or as of, the Closing; provided, further, that, for the avoidance of doubt, neither any Company Entity nor any counsel to any Company Entity shall be required to provide any legal opinion in connection with the Debt Financing;

(v) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent that are necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash at the Company Entities, if any (not needed for other purposes), to be made available on the Closing Date to consummate the Closing and the other transactions contemplated by this Agreement;

(vi) providing customary authorization and representation letters to the Debt Financing Sources, executed by or on behalf of the Company, authorizing the distribution of information to prospective lenders or investors and containing customary representations to the Debt Financing Sources regarding the accuracy and completeness of the information contained therein with respect to the Company and its Subsidiaries and, with respect to any “public version” of such materials, the absence of any material non-public information with respect to the Company and its Subsidiaries therein and that such written factual information (other than customary exceptions), when taken as a whole, to the extent provided by the Company Entities does not contain a material misstatement or omission that would make the statements contained therein materially misleading in light of the circumstances under which they are made;

(vii) assisting with Parent’s preparation of pro forma financial statements for Parent in compliance with Article 11 of Regulation S-X under the Securities Act as reasonably required or customarily included in offering materials for transactions involving the private placement of non-convertible high-yield bonds in connection with the Debt Financing provided, that (A) Parent shall be responsible for the preparation of such pro forma financial statements and any pro forma adjustments giving effect to the transactions contemplated herein and (B) the Company’s assistance shall relate solely to the financial information and data derived from the Company’s historical books and records;

(viii) using reasonable best efforts to cause the independent auditors of the Company to provide reasonable and customary assistance and cooperation in connection with the Debt Financing, including using reasonable best efforts to cause such independent auditors to provide consents to the use of their audit reports and deliver customary “comfort letters” (which shall provide customary “negative assurance” and change period comfort) for a Rule 144A placement of securities (and to provide drafts of such comfort letters in advance of the commencement of the marketing of the Debt Financing) with respect to financial information contained in the offering materials relating to the Debt Financing (and using reasonable best efforts to provide customary representations to such independent auditors in connection with the foregoing);

(ix) cooperating with the Debt Financing Sources’ due diligence in connection with the Debt Financing, to the extent customary and reasonable; and

(x) providing, at least four (4) Business Days prior to the Closing Date, all documentation and other information as is required by applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent requested at least eight (8) Business Days prior to the Closing Date.

provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company Entities and no such cooperation shall require (a) the Company Entities or any of their respective Subsidiaries to incur any liability or pay any fee or expense in connection with the Debt Financing prior to the Closing, (b) the Company Entities or any of their respective Subsidiaries (i) in the case of individuals, to deliver, or be required to deliver, any certificate or instrument or take any action that would reasonably be expected to result in any personal liability or (ii) to make any representation, warranty or certification which the Company or such Subsidiary has determined in good faith is not true, (c) the pre-Closing board of directors or managers (or other managing person or group) of any Company Entity or any committee thereof to adopt a consent or resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained or incur any personal liability, (d) the Company Entities or any of their respective Subsidiaries to execute prior to the Closing any financing documents that will be effective prior to the Closing, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing, other than pursuant to clause (b)(vi), (b)(viii) or (b)(x) above, (e) the Company Entities or any of their respective Subsidiaries to take any corporate or similar actions that will be effective prior to the Closing to permit the consummation of the Debt Financing, (f) the Company Entities or any of their respective Subsidiaries to provide cooperation that the Company or such Subsidiary reasonably believes would (i) conflict with or violate, result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any applicable Law or Material Contract (but the Company shall take reasonable steps to provide such information or cooperation in a manner that does not violate any such applicable Law or Material Contract), (ii) result in the loss of attorney-client privilege or other similar legal privilege (but the Company shall take reasonable steps to provide such information or cooperation in a manner that does not violate any such privilege) or (iii) cause any of Company’s representations or warranties in this Agreement to be breached or any condition precedent set forth in this Agreement to fail to be satisfied, (g) the Company Entities or any of their respective Subsidiaries to consent to the pre filing of UCC-1s or the grant of liens on the Company Entities’ assets prior to the Closing, or (h) require any Company Entity or any of their respective Subsidiaries to prepare or deliver any financial statements or financial information in a form not customarily prepared by the Company or any financial information with respect to a fiscal period that has not yet ended, or for which the applicable quarterly or annual report has not been filed with the SEC or the delivery of projections, pro forma financial information or any other forward-looking information, in each case, other than the Required Information. In addition, nothing herein shall require any director, manager, officer or employee of the Company or any of its Subsidiaries who will not continue to hold such position following the Effective Time to execute any resolution(s) or written consent(s), or any certification, document, instrument or agreement, in connection with any financing contemplated by this Section 5.21, other than pursuant to clause (b)(vi), (b)(viii) or (b)(x) above. Parent covenants and agrees that any confidential information memoranda, lender presentations and similar marketing documents, material for investor presentations, offering memoranda and private placement memoranda (including under Rule 144A), materials for rating agency presentations and other offering documents or marketing materials contemplated hereby shall contain disclosures and disclaimers, to the extent applicable, reflecting the Company and/or its Subsidiaries as an obligor on the Debt Financing effective only at and after the Effective Time. The Company Entities hereby consent to the use of the Company Entities’ logos in connection with the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended to, or reasonably likely to, harm, disparage or otherwise adversely affect the Company Entities or the reputation or goodwill of the Company Entities, and solely in connection with a description of the Company and/or its Subsidiaries, including their businesses, or the Merger.

Parent and Merger Sub shall indemnify, defend and hold harmless the Company Entities and their respective shareholders, managers, members, officers, directors, employees, other Affiliates, agents and Representatives (the “Company Indemnitees”) from and against any and all losses, damages, claims, costs or expenses incurred by them in connection with the provision of assistance pursuant to Section 5.21(b) and any information used in connection therewith, except any such losses, damages, claims, costs or expenses determined by a court of competent jurisdiction in a final non-appealable judgment to have resulted from (a) any willful misconduct or bad faith by the Company Indemnitees or (b) any material misstatement or omission in information relating to the Company Entities provided by the Company Indemnitees. Parent shall promptly upon the Company’s request reimburse the Company for all reasonable out-of-pocket and documented costs and expenses (including fees and disbursements of a single outside counsel and any additional outside counsel as reasonably consented to by Parent) incurred by the Company Entities in connection with such cooperation pursuant to Section 5.21(b). The obligations of Parent and Merger Sub set forth in this paragraph (collectively, the “Parent Indemnity and Reimbursement Obligations”) shall survive the Closing or the termination of this Agreement, whether or not the Merger is consummated.

All non-public or otherwise confidential information regarding the Company Entities obtained by Parent pursuant to Section 5.21(b) shall be kept confidential in accordance with the terms of the Confidentiality Agreement; provided that Parent shall be permitted to disclose such information (i) to the Debt Financing Sources, rating agencies and prospective lenders and investors of the Debt Financing or any permitted replacement, amendment, modification thereto, in each case, so long as such non-public or otherwise confidential information regarding the Company Entities is afforded substantially the same confidentiality protections as similar information of Parent that is distributed to such Persons and (ii) as, and in such case only to the extent, required by the Exchange Act, the rules and regulations of the SEC or any rule or regulation of any securities exchange upon which the securities of Parent are listed or traded.

(c) The Company hereby (i) consents to the inclusion of the financial statements referred to in Section 3.5(b) of this Agreement and the Required Information, as applicable, prior to the Closing in (A) to the extent required by applicable Law or otherwise reasonably necessary or advisable in the good faith opinion of Parent, any registration statement filed by Parent in connection with an offering or exchange of securities on Form S-1, Form S-3 or Form S-4 (or any successor forms) under the Securities Act in compliance with the requirements of Regulation S-X and Regulation S-K, as applicable, (B) to the extent required by applicable Law or otherwise reasonably necessary or advisable in the good faith opinion of Parent, the Proxy Statement, any Form 8-K or other Exchange Act filing and (C) subject to the provisions of Section 5.21(b), any prospectuses, private placement memoranda, lender and investor presentations, offering documents, bank information memoranda, rating agency presentations and similar documents customarily used in connection with the Debt Financing, including, any customary “offering memoranda” in connection with a debt securities offering, whether public or private and (ii) agrees to use reasonable best efforts to cause its independent auditors to provide any consents to the use of their audit reports in any registration statement or Exchange Act filing by Parent to the extent required by applicable Law or otherwise reasonably necessary or advisable in the good faith opinion of Parent.

(d) Without limiting the effect of Section 8.10, Parent and Merger Sub agree and acknowledge that their obligations to consummate the transactions contemplated herein are not subject to or conditioned upon their obtaining financing.

Section 5.22 Outstanding Company Indebtedness.

(a) The Company shall use reasonable best efforts to obtain an amendment to the PCB Loan to allow the Company to prepay all amounts outstanding on such PCB Loan at Closing (the “Prepayment Amendment”).

(b) The Company shall deliver, or cause to be delivered to Parent, executed copies of customary payoff letters, drafts of which will be provided to Parent by Company no later than three (3) Business Days prior to the Closing Date, from the agent, lenders and/or creditors for the existing Funded Indebtedness of the Company, which payoff letters shall (i) provide for the payment in full of the total amount of outstanding Funded Indebtedness due to such agent, lender and/or creditor as of the Closing (including accrued interest and any prepayment fees or penalties or other amounts due as a result of the consummation of the transactions contemplated by this Agreement), (ii) release any Liens and any guarantee obligations related to such Funded Indebtedness and (iii) be in form and substance reasonably satisfactory to Parent, and any termination statements or other releases as may be reasonably required to evidence the satisfaction of such Funded Indebtedness and the release of associated Liens contemplated thereby, along with any documents and notices reasonably requested by Parent relating to the prepayment, termination or redemption (within the time periods required by the relevant governing agreement) of such Funded Indebtedness, and any termination statements or other releases as may be reasonably required to evidence the release of associated Liens contemplated thereby, along with any documents and notices reasonably requested by Parent relating to such release of Liens and guarantees (within the time periods required by the relevant governing agreement) under such indebtedness. Parent shall irrevocably pay off or cause to be paid off at or as promptly as practicable after the Effective Time, but in any event on the Closing Date, the total amount required to be paid to pay off and satisfy the Funded Indebtedness in full and use reasonable best efforts to provide all customary cooperation as may be reasonably requested by the Company to assist the Company in connection with its obligations under this Section 5.22(b).

(c) The Company shall use reasonable best efforts to:

(i) deliver, or cause to be delivered, to Parent, promptly upon receipt by the Company, executed copies of Company Receivables-Backed Facilities Commitment Letters pursuant to which each of Zions Bancorporation, N.A. dba National Bank of Arizona, as lender, and Liberty Bank, as the sole lender, has committed individually, subject to the terms and conditions set forth in the related Company Receivables-Backed Facilities Commitment Letter, to provide any necessary consents or waivers to a change of control resulting from the Merger and amend certain provisions under the related Company Receivables-Backed Facility Instrument, including, but not limited to, change of control under such Company Receivables-Backed Facilities to permit the Company Entities to complete the transactions contemplated by this Agreement, the financial covenants and financial reporting obligations to conform in all material respects to the financial covenants and financial reporting obligations applicable to Parent or its Subsidiaries under its or their comparable facilities, and, with respect to the Liberty Bank Facility, the prepayment provisions to allow for an earlier optional or voluntary prepayment, in full or in part, than is currently contemplated under the related Company Receivables-Backed Facility Instrument; and

(ii) obtain an amendment to each of (A) the Liberty Bank Facility, (B) the NBA Receivables Facility, and (C) the Syndicated Warehouse Facility, in each case to amend the financial covenants and financial reporting obligations set forth therein to conform in all material respects to the financial covenants and financial reporting obligations applicable to Parent or its Subsidiaries under its or their comparable facilities.

Section 5.23 Additional Financial Information. From the date hereof through the Closing Date, the Company shall deliver to Parent (a) consolidated interim monthly financial reports for each month promptly after such monthly financial reports are available and in any event within thirty (30) days following the end of each month and (b) a statement itemizing in reasonable detail any Leakage, no later than five Business Days after becoming aware of such Leakage.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated hereby are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect as of immediately prior to the Effective Time, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that is in effect as of immediately prior to the Effective Time, and, in any case, prohibits or makes illegal the consummation of the Merger.

(c) HSR Act; Regulatory Approvals. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

Section 6.2 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated hereby is also subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1(a) (Organization, Standing and Power), Section 4.3 (Authority) and Section 4.12

(Brokers) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.2(a), 6.2(b) and 6.2(c).

Section 6.3 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby are also subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1(a) (Organization, Standing and Power), Section 3.2 (Capital Stock), Section 3.3 (Authority), Section 3.23 (State Takeover Statutes) and Section 3.25 (Brokers) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

(d) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.3(a), 6.3(b) and 6.3(c).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the

Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before the date that is six months after the date of this Agreement (the “Outside Date”); provided, that, if on such Outside Date, all of the conditions to Closing, other than the conditions set forth in Section 6.1(b) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act) and Section 6.1(c) and those conditions that by their nature are to be satisfied at Closing (but provided, further that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), shall have been satisfied or waived, then the Outside Date shall be extended for all purposes hereunder for an additional three months, and the date on which such additional three months ends shall thereafter be deemed to be the Outside Date; provided, further, that if the Marketing Period shall have commenced but not been completed by the date that is three Business Days prior to the Outside Date, then the Outside Date shall be extended to the third Business Day following the final day of the then current Marketing Period; and provided, further, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if any action of such party or failure of such party to act shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date and such action or failure to act constitutes a breach of this Agreement;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have enacted any Law, or issued any judgment, order, injunction, rule or decree, or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such Law, judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided further that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such law, judgement, order, injunction, rule, decree or taking of such action was due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the matters constituting the Company Stockholder Approval was taken (such failure to obtain the Company Stockholder Approval at such a meeting, a “Vote-Down” );

(c) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach of failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or 6.2 and (B) cannot be cured by the Outside Date; provided, that the Company shall have given Parent written notice, delivered at least 25 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii) at any time prior to the time the Company Stockholder Approval is obtained, in order to enter into an Alternative Acquisition Agreement that is a Superior Proposal in compliance with Section 5.4(d), if prior to or concurrently with such termination, the Company pays the fee due under Section 7.3 and the Company shall not have materially breached the obligations set forth in Section 5.4(a) in respect of such Acquisition Proposal.

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach of failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or 6.3 and (B) cannot be cured by the Outside Date; provided, that Parent shall have given the Company written notice, delivered at least 25 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii) if, prior to the time the Company Stockholder Approval is obtained, the Company Board shall have effected an Adverse Recommendation Change.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party specifying the provision of this Agreement pursuant to which such termination and abandonment is intended to be effected.

Section 7.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 3.25 and 4.12 (Brokers), Section 5.15 (Public Announcements), this Section 7.2, Section 7.3 (Termination Fee; other Fees and Expenses), Section 7.4 (Amendment or Supplement), Section 7.5 (Extension of Time; Waiver), Section 5.21(b) with respect to the Parent Indemnity and Reimbursement Obligations, and Article VIII (General Provisions) of this Agreement shall survive the termination hereof; provided, however, that none of Parent, Merger Sub or the Company shall be released from any liabilities or damages arising out of a pre-termination breach of this Agreement.

Section 7.3 Termination Fee; other Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that Parent shall pay all filing fees under the HSR Act, and provided further that any fees and expenses paid by the Company shall not impact the Merger Consideration. In addition, notwithstanding the foregoing or anything to the contrary contained herein, in the event of any dispute between the parties with regard to this Agreement, the prevailing party in such dispute shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall pay upon demand to the prevailing party, all reasonable fees and expenses of counsel for the prevailing party.

(b) In the event the Company or Parent intends to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to Section 7.1(b), Section 7.1(c) or Section 7.1(d), as applicable, the Company or Parent, as applicable, shall give written notice to the other party or parties (as the case may be) specifying the provision of this Agreement pursuant to which such termination and abandonment is intended to be effected.

(c) Except to the extent provided in Sections 7.2, 7.3(d) and 7.3(e), in the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party (or any of its Affiliates or its or their respective Representatives); provided, however, and notwithstanding anything to the contrary set forth in this Agreement, the provisions set forth in this Section 7.3, Section 7.2 and Article VIII shall survive any termination of this Agreement and any abandonment of the transactions contemplated by this Agreement.

(d) In the event this Agreement is terminated and the transactions contemplated by this Agreement abandoned pursuant to this Article VII:

(i) by either the Company or Parent pursuant to Section 7.1(b)(iii) (Vote-Down) and, in either such case:

(A) any Person shall have publicly announced an Acquisition Proposal for the first time after the date hereof and such Acquisition Proposal shall not have been withdrawn without qualification prior to the Vote-Down, with respect to termination and abandonment pursuant to Section 7.1(b)(iii) (Vote-Down); and

(B) within 12 months after such termination, the Company or any of Subsidiaries shall have entered into a definitive Alternative Acquisition Agreement with respect to, or the Company Board shall have approved or recommended to the Company’s stockholders, any Acquisition Proposal that is later consummated (regardless of whether or not such consummation happens prior to or following the end of such 12 month period), then the Company shall pay or cause to be paid to Parent a termination fee in the amount of $41,500,000 (the “Termination Fee”) by wire transfer of immediately available funds concurrently with the consummation of such Acquisition Proposal;

(ii) by Parent pursuant Section 7.1(d)(ii) (Adverse Recommendation Change), then the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds within three Business Days following the date of such termination and abandonment; or

(iii) by the Company pursuant to Section 7.1(c)(ii) (Superior Proposal), then the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds concurrently with such termination of this Agreement.

(e) Parent, the Company and Merger Sub on behalf of themselves and their respective Affiliates and Subsidiaries, acknowledge and agree that (i) in no event shall the Company be required to pay the Termination Fee on more than one occasion, and (ii) the agreements set forth in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by mutual agreement of the parties at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties in interest at the time of the amendment. Notwithstanding anything to the contrary contained herein, this Section 7.4, Section 7.5, Section 8.3 (solely with respect to the definitions of “Debt Financing, “Debt Financing Parties” and “Debt Financing Sources”), Section 8.6, Section 8.7, Section 8.8, Section 8.13 and Section 8.16 (and any other provision of this Agreement to the extent an amendment, modification, supplement or termination of such provision would modify the substance of the foregoing) may not be amended, modified, supplemented or terminated in a manner that is materially adverse to the Debt Financing Parties with respect to the Debt Financing without the prior written consent of the Debt Financing Sources.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Notwithstanding anything to the contrary contained herein, Section 7.4, this Section 7.5, Section 8.3 (solely with respect to the definitions of “Debt Financing, “Debt Financing Parties” and “Debt Financing Sources”), Section 8.6, Section 8.7, Section 8.8, Section 8.13 and Section 8.16 (and any other provision of this Agreement to the extent a waiver of such provision would modify the substance of the foregoing) may not be waived in a manner that is materially adverse to the Debt Financing Parties with respect to the Debt Financing without the prior written consent of the Debt Financing Sources.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time. For the avoidance of doubt and notwithstanding the foregoing, the survival periods set forth in this Section 8.1 shall not control with respect to the R&W Policy, which shall contain survival periods that shall control for purposes thereunder.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email, provided, that the email transmission is confirmed in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the other methods described herein. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Company, to:

Hilton Grand Vacations, Inc.

5323 Millenia Lakes Boulevard, Suite 120

Orlando, FL 32839

Attention: Charles Corbin

E-mail: charles.corbin@hgv.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

900 G St. NW

Washington, DC 20001

Attention: Jonathan Corsico

E-mail: jonathan.corsico@stblaw.com

(ii)	if to the Company, to:

Bluegreen Vacations Holding Corporation

4960 Conference Way North, Suite 100

Boca Raton, FL 33431

Attention: Alan B. Levan

E-mail: Alan.Levan@bluegreenvacations.com

with a copy (which shall not constitute notice) to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

150 West Flagler Street, Suite 2200

Miami, Florida 33130

Attention: Alison W. Miller

E-mail: AMiller@stearnsweaver.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, however, that neither BBX Capital, Inc. or any of its Subsidiaries shall be deemed to be an Affiliate of the Company.

(b) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, and the Federal Trade Commission Act, as amended.

(c) “BBCV Receivables-Q 2010 LLC Purchase Facility” means the Loan Sale and Servicing Agreement dated as of December 22, 2010, by and among BBCV Receivables-Q 2010 LLC, as seller, Quorum Federal Credit Union, as buyer, Vacation Trust, Inc., as club trustee, U.S. Bank National Association, as custodian and paying agent, Bluegreen Vacations Corporation, as servicer, and Concord Servicing Corporation, as backup servicer, as amended by the Omnibus Amendment dated as of May 3, 2011, by the Omnibus Amendment No. 2, dated February 7, 2012, by the First Commitment Amendment to Loan Sale and Servicing Agreement dated as of March 1, 2012, by the Second Commitment Amendment to Loan Sale and Servicing Agreement dated as of January 31, 2013, by the Third Commitment Amendment to Loan Sale and Servicing Agreement dated as of April 1, 2014, by the First General Amendment to Loan Sale and Servicing Agreement dated as of April 1, 2014, by the Fourth Commitment Amendment to Loan Sale and Servicing Agreement dated as of November 1, 2014, by the Fifth Commitment Amendment to Loan Sale and Servicing Agreement dated as of December 23, 2014, by the Omnibus Amendment No. 3, dated as of June 30, 2015, by the Sixth Commitment Amendment to Loan Sale and Servicing Agreement dated as of July 1, 2015, by the Omnibus Amendment No. 4, dated as of June 30, 2016, by the Seventh Commitment Amendment to Loan Sale and Servicing Agreement dated as of September 1, 2016, by the Omnibus Amendment No. 5, dated as of January 24, 2018, by the Eighth Commitment Amendment to Loan Sale and Servicing Agreement dated as of April 6, 2018, by the Ninth Commitment Amendment to Loan Sale and Servicing Agreement dated as of March 17, 2020, by the Tenth Commitment Amendment to Loan Sale and Servicing Agreement dated as of December 18, 2020 and by the Eleventh Commitment Amendment to Loan Sale and Servicing Agreement dated as of October 21, 2022.

(d) “BRFC-Q 2010 LLC Purchase Facility” means the Loan Sale and Servicing Agreement dated as of December 22, 2010, by and among BRFC-Q 2010 LLC, as seller, Quorum Federal Credit Union, as buyer, Vacation Trust, Inc., as club trustee, U.S. Bank National Association, as custodian and paying agent, Bluegreen Vacations Corporation, as servicer and Concord Servicing Corporation, as backup servicer, as amended by the Omnibus Amendment dated as of May 3, 2011, by the First Commitment Amendment to Loan Sale and Servicing Agreement dated as of March 1, 2012, by the Second Commitment Amendment to Loan Sale and Servicing Agreement dated as of January 31, 2013, by the Third Commitment Amendment to Loan Sale and Servicing Agreement dated as of April 1, 2014, by the First General Amendment to Loan Sale and Servicing Agreement dated as of April 1, 2014, by the Fourth Commitment Amendment to Loan Sale and Servicing Agreement dated as of November 1, 2014, by the Fifth Commitment Amendment to Loan Sale and Servicing

Agreement dated as of December 23, 2014, by the Omnibus Amendment No. 2, dated as of June 30, 2015, by the Sixth Commitment Amendment to Loan Sale and Servicing Agreement dated as of July 1, 2015, by the Omnibus Amendment No. 3, dated as of June 30, 2016, by the Seventh Commitment Amendment to Loan Sale and Servicing Agreement dated as of September 1, 2016, by the Eighth Commitment Amendment to Loan Sale and Servicing Agreement dated as of April 6, 2018 and by the Ninth Commitment Amendment to Loan Sale and Servicing Agreement dated as of March 16, 2020.

(e) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Company Employee” means any current or former employee (whether full- or part-time and, including any officer), director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries.

(h) ”Company Entity” means each of the Company and each of its direct or indirect Subsidiaries.

(i) “Company Intellectual Property” means any and all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries.

(j) “Company Offering Documents” means, (A) as for sales of Vacation Ownership Interests, that certain Vacation Club and any Exchange Program documentation for a Vacation Club in which Vacation Ownership Interests are currently being offered or previously offered for sale in the ordinary course of business by a Subsidiary of the Company following acquisition of such Subsidiary by the Company or one of its other Subsidiaries (including the public offering statement, form of purchase and sale agreement, consumer financing documents, and non-deeded timeshare sales disclosure documents), (B) as for operating and timeshare program governing matters for the Vacation Club declaration, trust agreement(s), rules and regulations, and the Vacation Club Association formation documents, applicable to such Vacation Club; and (C) as for a component site containing Vacation Ownership Interests dedicated to a Vacation Club, the condominium or timeshare documentation or other real estate documents applicable to the subdivision or shared ownership or use of the property, the property owners’ association formation documents, and any other declaration of covenants, reciprocal easement agreements or use and amenities agreements, and all similar or related documents and instruments, as the context requires.

(k) “Company Proprietary Software” means all Software owned or purported to be owned, in whole or in part, by the Company and its Subsidiaries, including Software that has been developed by or on behalf of the Company or its Subsidiaries or that is under development to the extent that such Software under development has been so developed as of the Closing.

(l) “Company Receivables-Backed Facilities” means each of (i) the Company Receivables Financings, and (ii) the Company Securitization Transactions.

(m) “Company Receivables-Backed Facilities Commitment Letters” means those certain Commitment Letters from each of Liberty Bank with respect to the Liberty Bank Facility, and Zions Bancorporation, N.A. dba National Bank of Arizona with respect to the NBA Receivables Facility.

(n) “Company Receivables-Backed Facility Default” means with respect to each Company Receivables-Backed Facility of the Company Entities (i) a Willful Breach of any Company Receivables-Backed Facility Instrument or (ii) (x) the occurrence of a “Change of Control” (as such term is defined therein) or (y) a “Default,” a “Servicer Event of Default” or an “Event of Default” (in each case as such terms are defined therein), “incipient default,” “potential default,” “funding termination event,” “purchase termination event,”

“servicer termination event,” “trust estate liquidation event,” “sequential pay event,” or similar “amortization event” or “termination event” (however defined under the applicable Company Receivables-Backed Facility Instrument and whether by lapse of time or notice or both), in each case, under the terms of any Company Receivables-Backed Facility Instrument, as in effect on the date of this Agreement or on the Closing Date, as applicable; provided that, with respect to clause (ii)(x), for the avoidance of doubt, a “Change of Control” (as such term is defined therein) resulting from the Merger shall not apply to any Company Receivables-Backed Facility if such “Change of Control” has been waived and/or consented to by the Person(s) from whom such waiver and/or consent is required or, if the default would occur based on a failure to give notice, the required notice is given, in each case, in accordance with the terms set forth in the related Company Receivables-Backed Facility Instrument.

(o) “Company Receivables-Backed Facility Instrument” means any indenture, loan agreement, loan and security agreement, note purchase agreement, placement agreement, underwriting agreement, credit enhancement agreement, custodial agreement, collateral agreement, backup servicing agreement, escrow and closing agreement, lockbox agreement, derivatives, swap or interest rate hedge agreement, credit enhancement agreement, transfer agreement, deposit account control agreement, intercreditor agreement, note funding agreement, collateral and repurchase agreement, security agreement, purchase agreement, sale agreement, repurchase agreements, contribution agreement, distribution agreement, bill of sale, assignment agreement, marketing agreement, servicing agreement, trust agreement, organizational documents of any Special Purpose Subsidiary or any Subsidiary party to a Company Receivables-Backed Facility, guaranty, undertaking or other Contract entered into by the Company or a Subsidiary thereof in connection with a Company Receivables-Backed Facility Instrument, including any amendments, waivers, supplements or joinders thereto.

(p) “Company Receivables Financings” means each of:

(i) the BBCV Receivables-Q 2010 LLC Purchase Facility;

(ii) the BRFC-Q 2010 LLC Purchase Facility;

(iii) the Liberty Bank Facility;

(iv) the NBA Receivables Facility;

(v) the Pacific Western Facility; and

(vi) the Syndicated Warehouse Facility.

(q) “Company Securitization Transaction” means any securitization, term loan, credit facility or financing transaction that is in existence as of the date of this Agreement pursuant to which (a) the Company or any of its Subsidiaries sells, conveys or transfers directly or indirectly to a Company Special Purpose Subsidiary and (b) such Company Special Purpose Subsidiary conveys or otherwise transfers to any other Person or grants a security interest to any other Person in any loans, receivables or other assets (whether now existing or hereafter acquired) or any undivided interest therein, and any assets or property relating thereto.

(r) “Company Special Purpose Subsidiary” means each Subsidiary of the Company that is a special purpose vehicle (whether a limited liability company, corporation, trust or other entity) that is utilized in a Company Securitization Transaction involving assets of any of the Company or its Subsidiaries.

(s) “Compliant” means, with respect to the Required Information, that (a) such Required Information, when taken as a whole, does not contain any untrue statement of a material fact regarding the Company Entities or omit to state any material fact regarding the Company Entities necessary in order to make such Required Information not misleading in light of the circumstances in which it was made (provided that any supplemental disclosure that would typically be included in a customary pricing supplement and that would not typically require circulating updated disclosure to potential investors prior to pricing of any related securities offering shall not be construed to be a material misstatement or omission), (b) such Required Information is compliant in all material respects with all requirements for information customarily included in an offering memorandum for an offering of non-convertible, high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act (“Rule 144A”) (including, with respect to the historical financial statements included in the Required Information, that such financial statements are in a form sufficient to comply with Rule 3-05 of Regulation S-X under the Securities Act), (c) the independent auditors of the Company shall not have withdrawn any audit opinion with respect to any audited financial statements contained in the Required Information (it being understood that, in the event of such a withdrawal, such information will be deemed Compliant in respect of this clause (c) if and when a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by such auditors or another independent public accounting firm reasonably acceptable to Parent) and the Company shall not have publicly announced or its board of directors or its independent auditors shall not have determined that a restatement of any historical financial statements contained in the Required Information is necessary (it being understood that such information will be deemed Compliant in respect of this clause (c) if and when such restatement is completed and the relevant financial statements have been amended, or the Company, the board of directors or independent auditor, as applicable, has determined that no such restatement is required in accordance with GAAP), (d) with respect to any interim financial statements contained in the Required Information, such interim financial statements have been reviewed by the Company’s auditors as provided in Statement on Auditing Standards No. 100 and (e) the financial statements and other financial information included in such Required Information would not be deemed stale (and would not have to be updated to remain Compliant) at any time during the Marketing Period or otherwise be unusable under customary practices for offerings and private placements of non-convertible, high yield debt securities issued under Rule 144A and are, and remain throughout the Marketing Period, sufficient to permit the Debt Financing Sources (including placement agents or initial purchasers) to receive customary comfort letters from such independent auditors on the historical financial statements and historical financial information of the Company Entities contained in offering documents pertaining to the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of non-convertible, high yield debt securities throughout the Marketing Period.

(t) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(u) “Debt Financing” means the incurrence of a customary term loan or other similar financing and/or an offering of non-convertible, high yield debt securities issued pursuant to Rule 144A, in each case, for the purpose of financing the transactions contemplated by this Agreement.

(v) “Debt Financing Parties” means (a) the Debt Financing Sources, (b) all Affiliates of the Debt Financing Sources, and (c) all current, former or future partners, trustees, shareholders, equityholders, limited partners, controlling persons and Representatives of each Person identified in the foregoing clauses (a) and (b) and, in each case of clauses (a) through (c), their respective successors and assigns.

(w) “Debt Financing Sources” means the Persons, including lenders, agents, managers, arrangers, bookrunners and other financial institutions, that have committed to provide or arrange, or have otherwise entered into agreements in connection with, the Debt Financing, in connection with the transactions contemplated by this Agreement, including the parties to any commitment letters, fee letters, engagement letters, purchase agreements, joinder agreements, indentures or credit agreements entered pursuant or relating to the Debt Financing.

(x) “EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

(y) “Employment Matters” means all matters relating to the employment or engagement of labor or workers, including, without limitation, matters relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; pay transparency; hours; meal and rest breaks; employee leave requirements; child labor; occupational safety and health; plant closings; mass layoffs; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; employee training; employee wage statements; biometric screening of employees; use of artificial intelligence and automated decision-making regarding employees and applicants; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; and workers’ compensation.

(z) “Environmental Laws” means all federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the ambient air, soil, surface water or groundwater now in effect, including (i) the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, (ii) the Solid Waste Disposal Act, (iii) the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. §§ I 101 et seq.), (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.), (v) the Clean Water Act (33 U.S.C. §§ 1251 et seq.), (vi) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.), (ix) the Federal Safe Drinking Water Act (42 U.S.C. §§ 300 et seq.), (x) the Federal Radon and Indoor Air Quality Research Act (42 U.S.C. §§ 7401 note, et seq.), and (xi) the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), each as amended, in effect as of the date of this Agreement.

(aa) “Environmental Permits” means all Permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

(bb) “Equitable Principles” means (A) bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and remedies generally, and (B) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(cc) “Exchange Program” means any method, arrangement, or procedure for the exchange by members of the right to use and occupy accommodations among members (provided, that, for purposes of this definition, a Vacation Club not separately registered as an Exchange Program shall not be considered an Exchange Program).

(dd) “Excluded Information” means (a) pro forma financial statements or pro forma financial information (but, for the avoidance of doubt, shall not include historical financial information of the Company Entities reasonably necessary for Parent to prepare pro forma financial statements pursuant to clause (ii)(x) of the definition of “Required Information” or in connection with the Proxy Statement), (b) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be included or incorporated into any of the information used in connection with the Debt Financing, (c) any description of all or any portion of the Debt Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes,” the “plan of distribution” and other sections and information customarily provided by financing sources or their counsel, (d) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing, (e) preliminary financial results for any period prior to the time that the Company has closed its books for the applicable period, and (f) subsidiary financial statements, information required for segment reporting that is in addition to the Company’s current reporting of segments, information of the type required by Rule 3-09, Rule 3-10 (but excluding historical financial data regarding the Company Entities sufficient to enable Parent to include customary disclosure regarding guarantor and non-guarantor information) or Rule 3-16 of Regulation S-X, Item 402 of Regulation S-K, and Items 10, 11, 12 or 14 of Form 10-K, and (g) any other information customarily excluded from an offering memorandum for private placements of nonconvertible high-yield debt securities under Rule 144A.

(ee) “FFS Arrangements” means the Sales and Marketing Agreements, Services Agreements, Memorandum of Agreements and other similarly titled or comparable agreements included within the FFS Documents.

(ff) “FFS Developers” means the Persons defined in Section 3.15(a) of the Company Disclosure Letter as the “FFS Developers”.

(gg) “FFS Documents” means those material Contracts between a FFS Developer and the Company or its Subsidiaries, regarding the development, operation, marketing and sale of Vacation Ownership Interests owned or operated by an FFS Developer, including any sales and marketing agreements and hotel or timeshare management agreements, all as more particularly listed in Section 3.15(a) of the Company Disclosure Letter.

(hh) “Fifth Third Credit Facility” means that certain Third Amended and Restated Credit Agreement, dated as of February 14, 2022, by and among Bluegreen Vacations Corporation, as borrower, the direct and indirect subsidiaries of the borrower party thereto from time to time, as guarantors, the various institutions party thereto from to time, as lenders, and Fifth Third Bank, National Association, as administrative agent and letter of credit issuer.

(ii) “Funded Indebtedness” means, as of any date of determination, any (a) obligations relating to indebtedness for borrowed money, and (b) obligations evidenced by bonds, notes, debentures or similar instruments, including, without limitation, the Fifth Third Credit Facility, the Pacific Western Facility and, if the Prepayment Amendment has been obtained, the PCB Loan, but excluding the Company Receivables-Backed Facilities and the Subordinated Indentures along with their corresponding Trust Agreement and, if the Prepayment Amendment has not been obtained, the PCB Loan.

(jj) “GAAP” means generally accepted accounting principles as applied in the United States.

(kk) “Governmental Entity” shall mean any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, municipal, local, foreign or other government, (c) governmental or quasi-governmental entity of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, taxing authority or unit and any court or other tribunal (foreign, federal, state or local), (d) Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, (e) arbitrator or arbitration panel or similar Person or body, or (f) stock exchange or self-regulatory organization.

(ll) “Governmental Filings” means all registrations, filings and notices with or to Governmental Entities.

(mm) “HGV Warehouse Facility” means the Amended and Restated Receivables Loan Agreement, dated as of May 3, 2022, among Hilton Grand Vacations Trust I LLC, as borrower, the conduit lenders from time to time party thereto, the committed lenders from time to time party thereto, the managing agents from time to time party thereto, Wells Fargo Bank, National Association, as paying agent and as securities intermediary, and Bank of America, N.A., as administrative agent and structuring agent.

(nn) “Intellectual Property” means any and all proprietary, industrial and intellectual property rights, titles, and interests in any jurisdiction throughout the world, by whatever name or term known or designated, tangible or intangible, whether arising by operation of Law, international treaty, contract, license or otherwise, both statutory and common law rights, including all: (a) inventions (whether or not patentable and whether or not reduced to practice) as well as all improvements thereto; (b) patents, and patent applications, provisional patents, and other rights to inventions or designs and statutory invention registrations, utility models, design patents, and industrial designs, together with all registrations of and applications for any of the foregoing, and including and extensions, divisionals, continuations, continuations-in-part, continued prosecutions, reexaminations, renewals, and reissues thereof (collectively, “Patents”); (c) copyrights (registered and unregistered for both published and unpublished works), moral rights, database rights, and other rights in works of authorship, including all applications and registrations related to the foregoing and any renewals, amendments, modifications, extensions, restorations, and reversions thereof; (d) trademarks, service marks, trade names, brand names, slogans, logos, trade dress, and all other designations and identifiers of source and origin, in each case, together with all translations, annotations, derivations, and combinations of any of the foregoing, and all common law rights thereto, including all applications and registrations for any of the foregoing, and renewals and extensions thereof, and the goodwill associated with any of the foregoing therewith (collectively, “Trademarks”); (e) trade secrets, know-how, and rights in confidential and proprietary information, including ideas, patent disclosures, shop rights, copyrightable works of authorship (whether or not copyrightable, including Software, websites, website content, and website designs, layouts, and structures), data, databases and data collections, designs, drawings, specifications, architectures, blueprints, layouts, look-and-feel, models, algorithms, formulae and formulations, blends, compositions, concepts, compilations of information, research and development information, methods and methodologies, techniques and technologies, protocols, procedures, and processes, manuals, user guides, flow charts, training materials, customer and supplier lists, prospects and potential customer lists, and pricing and cost information, whether or not patentable; (f) Internet domain name registrations and Internet accounts and names (including social media and social networking accounts and names, social network application IDs, usernames, user identifications and identification numbers), (g) other intellectual, industrial property, and proprietary rights similar to any of the foregoing and foreign equivalent and counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and (h) all copies and tangible embodiments of the foregoing (in whatever form or medium) issued by any Governmental Entity or like organization, including all Patent, Trademark, and Copyright offices throughout the world.

(oo) “IT Systems” means all physical or virtual hardware, servers, systems, databases, websites, applications, Software, networks, data processing equipment, telecommunications systems and networks for voice, data, and video, platforms, peripherals, interfaces, and information technology assets and infrastructure owned, leased, or used (including through cloud-based or other third party service providers) by the Company or any of its Subsidiaries.

(pp) “Key Stockholders” means Alan B. Levan and John E. Abdo.

(qq) “knowledge” means (i) where used herein with respect to the Company, the actual knowledge, after reasonable inquiry of direct reports, of the individuals listed on Section 8.3(i) of the Company Disclosure Letter and (ii) where used herein with respect to Parent, the actual knowledge, after reasonable inquiry of direct reports, of the individuals listed on Section 8.3(ii) of the Parent Disclosure Letter.

(rr) “Leakage” means any payment of cash or other assets made by, committed or owed by the Company or any of its Subsidiaries to any director or officer of the Company, or any of his or her Affiliates or family members, or any external advisor of any of the foregoing, other than compensation or expense reimbursements paid in the ordinary course of business for or in connection with services rendered to the Company or any of its Subsidiaries in the ordinary course of business and consistent in all material respects with prior payments for similar services rendered, any payment made or agreed to be made by or on behalf of the Company specifically permitted by this Agreement, any payments disclosed on the Company Disclosure Letter, and any payments made at the written request of, or with the prior written consent of, Parent with respect to that specific payment.

(ss) “Liberty Bank Facility” means the Second Amended and Restated Receivables Loan Agreement, effective as of March 12, 2018, by and among Bluegreen Vacations Corporation, as borrower, the financial institutions from time to time party thereto as lenders and Liberty Bank, as administrative agent and collateral agent, as amended by the First Amendment to Second Amended and Restated Receivables Loan Agreement

effective as of June 30, 2020 and by the Second Amendment to Second Amended and Restated Receivables Loan Agreement effective as of June 30, 2021.

(tt) “Marketing Period” means the first period of 15 consecutive Business Days commencing on or after the date of this Agreement throughout which and on the last day of which (i) Parent has received the Required Information which is Compliant and remains Compliant throughout the Marketing Period and (ii) the conditions set forth in Section 6.1 and Section 6.3 are and remain satisfied throughout the Marketing Period (or, to the extent permitted, waived by Parent in its sole discretion) assuming the Closing were to be scheduled for any time during the Marketing Period (excluding conditions that by their nature are to be satisfied at the Closing, but provided that throughout the Marketing Period such conditions are and remain capable of being satisfied); provided that (x) the Marketing Period shall not be required to be consecutive to the extent it would include November 23, 2023, November 24, 2023, January 15, 2024, February 19, 2024, March 29, 2024, May 24, 2024, May 27, 2024 or July 3, 2024 through July 6, 2024 (any such day to be excluded for purposes of, but shall not reset, the Marketing Period), (y) notwithstanding anything in this definition to the contrary (other than clause (z) below), if the Marketing Period has not ended on or prior to December 22, 2023, the Marketing Period shall not commence earlier than January 2, 2024, and (z) the Marketing Period shall be deemed to have been complied with and automatically end on any earlier date on which the Debt Financing is funded; provided further, that if the Company shall in good faith reasonably believe that it has provided the Required Information and that such Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating the date upon which it believes it completed such delivery of Required Information that is Compliant), in which case the Company shall be deemed to have complied with such obligation to deliver Required Information that is Compliant, and such 15 consecutive Business Day period shall be deemed to have commenced on the date such notice is delivered to Parent, unless Parent in good faith reasonably believes the Company has not completed delivery of Required Information that is Compliant and, within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating in good faith and with reasonable specificity which items of Required Information the Company has not delivered or are not Compliant). Notwithstanding anything in this definition to the contrary, the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, the Required Information ceases to be Compliant for any reason, in which case the Marketing Period shall not be deemed to commence until Parent has received all of the Required Information which is Compliant, at which time the Marketing Period shall be deemed to have restarted and all of such Required Information is and shall remain Compliant throughout the Marketing Period.

(uu) “Material Adverse Effect” means any event, change, occurrence, circumstance or effect that (A) has had or would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of the Company to consummate the transactions contemplated by this Agreement which are to occur at or prior to the Closing on or prior to the Outside Date; provided, that the determination of whether or not a Material Adverse Effect has occurred shall not take into account any event, change, occurrence, circumstances or effect that, directly or indirectly, constitutes or that results from (1) United States, regional, global or international economic conditions (or changes therein), including those affecting financial, credit, foreign exchange or capital market conditions (including changes in interest rates), or other changes generally affecting the timeshare or vacation ownership industry, or the economy or financial or securities markets in the United States, including effects on such industry, economy or markets resulting from any regulatory, political, geopolitical or legislative conditions, (2) any hurricane, flood, tornado, earthquake, cyberattack, epidemic, pandemic or disease outbreak or other natural disasters or force majeure events, (3) changes in any applicable Laws or GAAP or interpretations thereof by any Governmental Entity, (4) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself or any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries, in and of itself, (provided, that the facts or occurrences giving rise to or contributing to such failure or change that are not otherwise excluded from the definition of “Material Adverse Effect” shall be taken into account in determining whether there has been a Material Adverse Effect), (5) any outbreak or escalation of hostilities, any acts of war (whether or not declared) or terrorism or sabotage, in each case arising or occurring after the date of this Agreement, including any material worsening of such conditions after the date hereof, (6) the execution and delivery of this Agreement, the identity of Parent or any Subsidiary of Parent, the pendency or consummation of this Agreement, the Merger or any of the other transactions contemplated hereby, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the Merger or other transactions contemplated hereby, including any litigation arising out of or relating to this Agreement or the Merger or other transactions contemplated hereby, (7) the resolution of any Action set forth in the Company SEC Documents or in the Company Disclosure Letter, (8) any action taken by the Company which is expressly required by this Agreement, and (9) any actions taken (or omitted to be taken) by the Company at the written request of Parent; provided, that, with respect to clauses (1), (2), (3) and (5), if such event, change, occurrence, circumstance or effect has had a disproportionate adverse effect on the Company and its Subsidiaries relative to other companies operating in the timeshare and vacation ownership industry then only the incremental disproportionate adverse effect of such event, change, occurrence, circumstance or effect shall be taken into account for the purpose of determining whether a Material Adverse Effect exists or has occurred.

(vv) “Materials of Environmental Concern” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum (or any petroleum-based products or constituents), lead, asbestos, polychlorinated biphenyls, urea formaldehyde insulation, and radon gas.

(ww) “NBA Receivables Facility” means the Third Amended and Restated Loan and Security Agreement, dated as of September 25, 2020, by and between Bluegreen/Big Cedar Vacations, LLC, as borrower, and Zions Bancorporation, N.A. dba National Bank of Arizona, as lender, as amended by that certain First Amendment, dated as of May 1, 2023, and by that certain Second Amendment, dated as of July 28, 2023.

(xx) “Non-Profit VCA” means a Vacation Club Association controlled by the Company, Vacation Trust, Inc., a Florida corporation or any of their Subsidiaries.

(yy) “Non-Profit VOA” means a Vacation Ownership Association that is both (i) controlled by the Company, Vacation Trust, Inc., a Florida corporation or any of their Subsidiaries and (ii) subject to a Company Management Agreement.

(zz) “Off-the-Shelf Software” means any Software, data or services (including Software provided as a service) that is generally available on a commercial basis by a “shrink-wrap,” “click-wrap,” “click-through,” “browse-wrap,” “off-the-shelf,” or other generally-available end-user non-exclusive license of standard and reasonable terms.

(aaa) “Open Source Software” means any Software that is, contains or is derived from Software distributed as freeware, shareware or open source software, or under similar licensing or distribution models that: (i) require the licensing, disclosure or distribution of source code to any other Person; (ii) prohibit or limit the receipt of consideration in connection with licensing or distributing any Software; (iii) allow any Person to decompile, disassemble or reverse engineer any Software; (iv) require the licensing or distribution of any Software to any other Person for the purpose of making derivative works; or (v) otherwise are identified as open source licensing or distribution models by the Open Source Initiative at www.opensource.org/licenses or the Free Software Foundation at www.fsf.org, or otherwise are identified as “free software,” “copyleft,” or “open source software” under similar license terms.

(bbb) “Pacific Western Facility” means the Amended and Restated Loan and Security Agreement, dated as of July 19, 2021, by and among Bluegreen Vacations Corporation, as borrower, the financial institutions from time to time party thereto as lenders and Pacific Western Bank, as successor-by-merger to CapitalSource Bank, as administrative agent, payment agent and collateral agent.

(ccc) “Parent Common Stock” means shares of common stock of Parent, par value $0.01.

(ddd) “Parent Material Adverse Effect” means any event, change, occurrence, circumstance, or effect that (A) has had or would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of Parent to consummate the transactions contemplated by this Agreement which are to occur at or prior to the Closing on or prior to the Outside Date; provided, that the determination of whether or not a Parent Material Adverse Effect has occurred shall not take into account any event, change, occurrence, circumstance, or effect that directly or indirectly, constitutes or that results from (1) United States, regional, global or international economic conditions (or changes therein), including those affecting financial, credit, foreign exchange or capital market conditions (including changes in interest rates), or other changes generally affecting the timeshare or vacation ownership industry, or the economy or financial or securities markets in the United States, including effects on such industry, economy or markets resulting from any regulatory, political, geopolitical or legislative conditions, (2) any hurricane, flood, tornado, earthquake, cyberattack, epidemic, pandemic or disease outbreak or other natural disasters or force majeure events, (3) changes in any applicable Laws or GAAP or interpretations thereof by any Governmental Entity, (4) any failure by Parent to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, or any changes in any analysts’ recommendations or ratings with respect to Parent or any of its Subsidiaries, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure or change that are not otherwise excluded from the definition of “Parent Material Adverse Effect” shall be taken into account in determining whether there has been a Parent Material Adverse Effect), (5) any outbreak or escalation of hostilities, any acts of war (whether or not declared) or terrorism or sabotage, in each case arising or occurring after the date of this Agreement, including any material worsening of such conditions after the date hereof; (6) the execution and delivery of this Agreement, the identity of the Company or any Subsidiary of the Company, the pendency or consummation of this Agreement, the Merger or any of the other transactions contemplated hereby, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the Merger or other transactions contemplated hereby, including any litigation arising out of or relating to this Agreement or the Merger or other transactions contemplated hereby, (7) any action taken by Parent which is expressly required by this Agreement, and (8) any actions taken (or omitted to be taken) by Parent at the written request of the Company; provided, that, with respect to clauses (1), (2), (3) and (5), if such event, change, occurrence, circumstance, or effect has had a disproportionate adverse effect on Parent and its Subsidiaries relative to other companies operating in the timeshare and vacation ownership industry then only the incremental disproportionate adverse effect of such event, change, occurrence, circumstance, or effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred.

(eee) “Parent Plan” means each material “employee benefit plan” (within the meaning of section 3(3) of ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37) or 4001(a)(3) or other similar Law), and all stock purchase, phantom stock or other equity-based plan, stock option, severance, employment, collective bargaining, change-in-control, fringe benefit, cafeteria, Section 125, bonus, incentive, deferred compensation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of Parent or its Subsidiaries (or any of their spouses, dependents, beneficiaries, or alternate payees) has any present or future right to compensation or benefits from Parent or its Subsidiaries, or Parent or its Subsidiaries has had or has any present or future liability or with respect to which it is otherwise bound.

(fff) “PCB Loan” means that certain loan to Bluegreen Vacations Corporation and Bluegreen Vacations Unlimited, Inc., jointly and severally, as the Borrower, from Zions Bancorporation, N.A., dba, National Bank of Arizona, as Administrative Agent, as of October 4, 2022, in connection with the acquisition of a resort located in Panama City Beach, FL.

(ggg) “Permitted Company Receivables-Backed Facilities Activity” means (i) consummation of the transactions contemplated by the Company Receivables-Backed Facilities Commitment Letters, (ii) the amendments contemplated by Section 5.22(c)(ii), and (iii) the actions permitted by Section 5.1(b)(xiii)(ii).

(hhh) ”Permitted Liens” means (i) Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings which conclusively operate to stay the sale or forfeiture of any portion of such properties or assets subject thereto and for which appropriate reserves have been established in accordance with GAAP, (ii) Liens which are disclosed on the most recent consolidated balance sheet of the Company or the notes thereto included in the Company SEC Documents or the most recent consolidated balance sheet of Parent or the notes thereto included in the Parent SEC Documents, as applicable, in each case as of the date hereof; (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary and for which adequate security has been posted where required by applicable law or adequate reserves have been set aside on the books of the Company, to the extent required and in conformity with GAAP, in the event the contest of such Liens are not ultimately successful; provided, that such Liens do not materially detract from the value of such properties or assets subject thereto or materially impair the use of such properties or assets subject thereto or the ordinary conduct of the business on the properties encumbered thereby, (iv) any such matters of record, (v) Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the value, continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, (vi) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (vii) Liens that arise as a result of a non-exclusive license or other non-exclusive grant of rights under Intellectual Property in the ordinary course of business consistent with past practice, (vii) Liens created pursuant to or contemplated by any Company Receivables-Backed Facility of a Company Entity (including any Permitted Company Receivables-Backed Facilities Activity) and (viii) Liens arising under any applicable securities Laws.

(iii) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(jjj) “Personal Data” means any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly with a particular individual or household, and any other information defined as “personal data”, “personal information”, “personally identifiable information”, “PII” or any similar term that is otherwise protected by or subject to applicable Law.

(kkk) “Privacy and Security Requirements” means to the extent relating to data privacy, protection, or security and applying to the conduct of the business of the Company or any of its Subsidiaries worldwide: (i) all applicable Laws including any related security breach notification requirements and any applicable requirements under the Sarbanes-Oxley Act of 2002; (ii) the past and present policies that are or were adopted by the Company or any of its Subsidiaries during such time period in which the Company or its Subsidiaries were bound thereby; and (iii) Contracts and industry standards (including any applicable standards of the Payment Card Industry Council, including but not limited to the PCI-DSS) to which the Company or any its Subsidiaries are parties or bound.

(lll) “Processing” means collection, use, processing, storage, disclosure, retention, transfer, disposal or management of information or data.

(mmm) “Required Information” means (i) audited annual consolidated balance sheets and related statements of income and cash flows of the Company as of and for the two (2) most recently completed fiscal years ended at least 75 days prior to the Closing Date and unaudited and reviewed consolidated balance sheets and related statements of income and cash flows of the Company as of and for the quarter ended September 30, 2023 and any fiscal quarter thereafter ending at least 45 days prior to the Closing Date (but, excluding the fourth quarter of any fiscal year), in each case, setting forth comparative figures for the comparable periods in the prior fiscal year, as the case may be, in each case prepared in accordance with GAAP (including footnotes thereto); provided that the filing of the required financial statements contemplated by this clause (i) on Form 10-K or Form 10-Q, as the case may be, within such time periods by the Company with the SEC will satisfy the applicable requirements of this clause (i); (ii) such other historical financial and other pertinent information regarding the Company Entities as is customarily included by the Company in the Company SEC Documents or may otherwise be derived from the Company’s historical books and records (x) reasonably necessary for Parent to prepare pro forma financial statements customarily included in offering memoranda for an offering of non-convertible, high yield debt securities issued pursuant to Rule 144A, and (y) of the type and form customarily included in offering memoranda for private placements of non-convertible, high yield debt securities issued pursuant to Rule 144A and (iii) drafts of “comfort” letters in form and substance customary for high-yield debt securities offerings relating to the historical financial statements and historical financial information referenced in the foregoing clauses (i) and (ii), in each case, to be included in such offering memoranda which the independent auditor of the Company is prepared to issue upon completion of customary procedures. Notwithstanding anything to the contrary in this Agreement, nothing will require the Company or any of its Subsidiaries to provide (or be deemed to require the Company to prepare), and the “Required Information” shall not be deemed to include, any Excluded Information.

(nnn) “Security Incident” means any actual or suspected unauthorized or unlawful access, acquisition, modification, corruption, disclosure, theft, unavailability, loss, or processing of or to, or cyber or other security incident (including any breach or intrusion) with respect to or affecting, the security, confidentiality, availability, or integrity of any confidential or sensitive information, Personal Data or any IT System.

(ooo) “Software” means all computer software, programs, applications (including apps and mobile apps), and code, including assemblers, applets, compilers, development tools, design tools, libraries, interfaces, user interfaces and data, in any form or format, however fixed, such as, but not limited to, databases and data collections, including any and all versions of software implementations of algorithms, models and methodologies, databases and compilations, including all source code, object code, and other code variants, and including user manuals, training materials, flow charts, specifications, developer notes, comments and annotations, and other related documentation, related to any of the foregoing.

(ppp) “Subordinated Indentures” means:

(i) the Junior Subordinated Indenture, dated as of March 15, 2005, between Woodbridge Holdings Corporation, as Issuer, and JPMorgan Chase Bank, N.A., as Trustee;

(ii) the Junior Subordinated Indenture, dated as of May 4, 2005, between Woodbridge Holdings Corporation, as Issuer, and Wilmington Trust Company, as Trustee;

(iii) the Junior Subordinated Indenture, dated as of June 1, 2006, between Woodbridge Holdings Corporation, as Issuer, and Wilmington Trust Company, as Trustee;

(iv) the Junior Subordinated Indenture, dated as of July 18, 2006, between Woodbridge Holdings Corporation, as Issuer, and Wilmington Trust Company, as Trustee;

(v) the Junior Subordinated Indenture, dated as of March 15, 2005, between Bluegreen Vacations Corporation as Issuer, and JPMorgan Chase Bank, N.A., as Trustee;

(vi) the Junior Subordinated Indenture, dated as of May 4, 2005, between Bluegreen Vacations Corporation, as Issuer, and Wilmington Trust Company, as Trustee;

(vii) the Junior Subordinated Indenture, dated as of May 10, 2005, between Bluegreen Vacations Corporation, as Issuer, and Wilmington Trust Company, as Trustee;

(viii) the Junior Subordinated Indenture, dated as of April 24, 2006, between Bluegreen Vacations Corporation, as Issuer, and Wilmington Trust Company, as Trustee;

(ix) the Junior Subordinated Indenture, dated as of July 21, 2006, between Bluegreen Vacations Corporation, as Issuer, and Wilmington Trust Company, as Trustee; and

(x) the Junior Subordinated Indenture, dated as of February 26, 2007, between Bluegreen Vacations Corporation, as Issuer, and Wilmington Trust Company, as Trustee.

(qqq) “Special Purpose Subsidiary” means each Subsidiary of the Company that is a special purpose vehicle (whether a limited liability company, corporation, trust or other entity) that is utilized in a Company Receivables-Backed Facility involving assets of any of the Company or its Subsidiaries.

(rrr) “Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting interests are owned, directly or indirectly, by such first Person.

(sss) “Syndicated Warehouse Facility” means the Seventh Amended and Restated Indenture, dated as of September 30, 2022, by and among BXG Timeshare Trust I, as issuer, Bluegreen Vacations Corporation, as servicer, Vacation Trust, Inc., as club trustee, Concord Servicing LLC, as backup servicer, U.S. Bank Trust Company, National Association, as indenture trustee and paying agent, and U.S. Bank National Association, as custodian.

(ttt) “Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, ad valorem, value added, excise, severance, stamp, customs, duties, real property, personal property, environmental, escheat or unclaimed property, windfall profits, capital stock, capital gains, production, business and occupation, base erosion and anti-abuse (including taxes under Section 59A of the Code), transition (including taxes under Section 965 of the Code), premium, accumulated earnings, personal holding company, net worth, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, and any other taxes, fees, levies, tariffs, imposts, assessments, obligations and charges of any kind whatsoever in the nature of or similar to a tax imposed by any Governmental Entity, and any interest, fines, penalties (civil or criminal) or additions to tax in respect of the foregoing, whether disputed or not.

(uuu) “Tax Returns” means all returns, declarations, statements, reports, schedules, forms and information returns that are filed or required to be filed with a Governmental Entity relating to Taxes, including any attachment thereto or amendment thereof.

(vvv) “Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, enforcement, collection or imposition of any Tax.

(www) “Trust Agreement” means:

(i) the Amended and Restated Trust Agreement, dated as of March 15, 2005, among Woodbridge Holdings Corporation, as Depositor, JPMorgan Chase Bank, N.A., as Property Trustee, Chase Bank USA, as Delaware Trustee, and Alan B. Levan, Claudia Haines and George P. Scanlon, as Administrative Trustees;

(ii) the Amended and Restated Trust Agreement, dated as of May 4, 2005, between Woodbridge Holdings Corporation, as Depositor, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and Alan B. Levan, Claudia Haines and George P. Scanlon, as Administrative Trustees;

(iii) the Amended and Restated Trust Agreement, dated as of June 1, 2006, between Woodbridge Holdings Corporation, as Depositor, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and Alan B. Levan, Claudia Haines and George P. Scanlon, as Administrative Trustees;

(iv) the Amended and Restated Trust Agreement, dated as of July 18, 2006, between Woodbridge Holdings Corporation, as Depositor, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and Alan B. Levan, Claudia Haines and George P. Scanlon, as Administrative Trustees;

(v) the Amended and Restated Trust Agreement, dated as of March 15, 2005, between Bluegreen Vacations Corporation, as Depositor, JPMorgan Chase Bank, N.A., as Property Trustee, Chase Bank USA, as Delaware Trustee, and George F. Donovan and John F. Chiste, as Administrative Trustees;

(vi) the Amended and Restated Trust Agreement, dated as of May 4, 2005, between Bluegreen Vacations Corporation, as Depositor, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and George F. Donovan and Anthony M. Puleo, as Administrative Trustees;

(vii) the Amended and Restated Trust Agreement, dated as of May 10, 2005, between Bluegreen Vacations Corporation, as Depositor, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and George F. Donovan and Anthony M. Puleo, as Administrative Trustees;

(viii) the Amended and Restated Trust Agreement, dated as of April 24, 2006, between Bluegreen Vacations Corporation, as Depositor, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and George F. Donovan and Anthony M. Puleo, as Administrative Trustees;

(ix) the Amended and Restated Trust Agreement, dated as of July 21, 2006, between Bluegreen Vacations Corporation, as Depositor, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and George F. Donovan, Anthony M. Puleo and John M. Maloney, as Administrative Trustees; and

(x) the Amended and Restated Trust Agreement, dated as of February 26, 2007, between Bluegreen Vacations Corporation, as Depositor, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and Anthony M. Puleo and John M. Maloney, as Administrative Trustees.

(xxx) “Vacation Club” means the multi-site vacation plan known as the “Bluegreen Vacation Club”.

(yyy) “Vacation Club Association” means Bluegreen Vacations Club, Inc., a Florida not for profit corporation (f/k/a RDI Vacation Club, Inc.).

(zzz) “Vacation Ownership Association” means a condominium association, trust association, owner’s association entity, or other non-profit entity, whether incorporated or not, which is responsible for the management, governance or operation of a Vacation Ownership Property containing Vacation Ownership Interests that are dedicated to a Vacation Club.

(aaaa) “Vacation Ownership Interests” means timeshare, fractional, interval, vacation club, destination club, vacation membership, private membership club, private residence club, points club, and other forms of such products, programs and services, whether deeded or non-deeded, in each case wherein purchasers acquire an ownership interest in, use right of or other entitlement to use (including through interests in a land trust or similar real estate vehicle or through an association or other entity and regardless of whether the ownership interest, use right or other entitlement is expressed in the form of points, deeded weeks or other currency) one or more of certain overnight accommodations and associated facilities in a system of units and facilities on a recurring, periodic basis and pay for such ownership interest, use right or other entitlement in advance (whether payments are made in lump-sum or periodically over time), in whatever manner such deeded or non-deeded ownership interests or rights to use may be created, denominated, or defined in the applicable Offering Documents.

(bbbb) “Vacation Ownership Property” means a property that contains Vacation Ownership Interests that are dedicated to a Vacation Club, including Vacation Ownership Units and all land used in connection with the property, together with (i) the freehold or long-term leasehold interest to the site of the property; (ii) all improvements, structures, facilities, entry and exit rights, parking, pools, landscaping, and other appurtenances (including the property building and all operating systems) located at the site of the property; and (iii) all furniture, fixtures, equipment, supplies and inventories installed or located in such improvements at the site of the property.

(cccc) “Vacation Ownership Unit” means a physical unit or accommodation, whether or not subject to an underlying condominium plan or timeshare plan, used for overnight accommodation in conjunction with the rights afforded to the owner of a Vacation Ownership Interest.

(dddd) “Willful Breach” means an intentional act or intentional failure to act, which such act or failure constitutes a material breach of a Contract, where the Person taking such action or failing to taking such action knew that such act or failure to act constituted or would reasonably be expected to constitute a material breach of such Contract.

Section 8.4 Interpretation.

(a) When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Unless otherwise specified in this Agreement, the term “dollars” and the symbol “$” mean U.S. Dollars for purposes of this Agreement and all amounts in this Agreement shall be paid in U.S. Dollars. The terms “stockholder” or “stockholders” shall mean, with respect to the Company, a shareholder or the shareholders, as the case may be, of the Company, as such terms are used in the FBCA.

(b) Unless otherwise specified in this Agreement or the context otherwise requires, if this Agreement refers to information or documents having been “made available” (or words of similar import) by or on behalf of one or more parties to another party or parties, such obligation shall be deemed satisfied if (i) such one or more parties or Representatives thereof made such information or document available in any virtual data rooms established by or on behalf of the Company (including any “clean rooms” established in connection therewith) to such other party or parties or its or their Representatives, in each case in connection with the transactions contemplated by this Agreement at least 24 hours prior to the execution and delivery of this Agreement, or (ii) such information or document is publicly available on EDGAR at least 24 hours prior to the execution and delivery of this Agreement.

(c) Unless otherwise specified in this Agreement or the context otherwise requires, all references to any (i) statute in this Agreement include the rules and regulations promulgated thereunder and all applicable official guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Entity and (ii) Law in this Agreement shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time.

(d) The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

(e) Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Voting Agreement(s) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.12 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof, (b) from and after the Effective Time, the rights of holders of Shares to receive the Merger Consideration and other amounts to which they are entitled pursuant to Article II, (c) with respect to Section 5.21(b), the Company Indemnitees in accordance with the terms of such Section and (d) with respect to Section 7.4, Section 7.5, Section 8.3 (solely with respect to the definitions of “Debt Financing, “Debt Financing Parties” and “Debt Financing Sources”), this Section 8.6, Section 8.7, Section 8.8, Section 8.13 and Section 8.16 (in the case of each such Section, solely to the extent related to the Debt Financing Parties, including with respect to Section 8.3, as limited to the definitions provided above), which shall inure to the benefit of the Debt Financing Parties and be enforceable by them as express third party beneficiaries of such provisions.

Section 8.7 Governing Law. This Agreement and all matters and transactions contemplated hereby or related hereto shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction; provided, that for the avoidance of doubt, the provisions respecting the consummation, effect and consequences of the Merger under the FBCA shall be interpreted, construed and governed by and in accordance with the FBCA. Notwithstanding anything to the contrary contained herein, each party hereto agrees that any such dispute or controversy and any related Action or proceeding of any kind or nature (whether based on contract, tort or other theory) against or involving any Debt Financing Party relating to this Agreement, the Debt Financing (and any commitment letters, agreements or definitive documents related thereto), the performance thereof or the financings contemplated thereby or the transactions contemplated hereby shall be governed by and construed in accordance with the internal laws of the State of New York (except for the interpretation of any provision of this Agreement, which shall be governed by and construed in accordance with the laws of the State of Delaware or the FBCA, as applicable), without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principals of the State of New York.

Section 8.8 Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks jurisdiction over a particular matter, the other state or federal courts in the State of Delaware), and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Actions shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks jurisdiction over a particular matter, the other state or federal courts in the State of Delaware), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery or federal courts in the State of Delaware, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address in Section 8.2 shall be effective service of process for any Action brought in any such court or in such other manner as may be permitted by Law, will be valid and sufficient service thereof. Notwithstanding anything to the contrary contained herein, each party hereto (i) agrees that any Action or proceeding of any kind or nature (whether based on contract, tort or other theory) against or involving any Debt Financing Party relating to this Agreement, the Debt Financing (and any commitment letters, agreements or definitive documents related thereto), the performance thereof or the financings contemplated thereby or the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, Borough of Manhattan or if under applicable law jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) and (ii) makes the consents, agreements and waivers set forth above in this Section  8.8 mutatis mutandis but with respect to the courts specified in this sentence.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any

Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 8.12 Conflicts; Privilege. Recognizing that Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (“Stearns Weaver Miller” ) has acted as legal counsel to the Company, its Subsidiaries, certain of the shareholders of the Company and certain of the respective Affiliates of the Company, its Subsidiaries and such shareholders (including BBX Capital, Inc. and its Subsidiaries), and that Stearns Weaver Miller intends to act as legal counsel to certain or all of the foregoing Persons other than the Company and its Subsidiaries after the Closing, each of Parent, Merger Sub and the Company hereby waives, on its own behalf and agrees to cause its Affiliates and Subsidiaries to waive, any conflicts that may arise in connection with Stearns Weaver Miller representing any of the foregoing Persons (other than the Company and its Subsidiaries) after the Closing in connection with any Action or obligation arising out of or relating to this Agreement. In addition, all communications involving attorney-client confidences between the Company and its Subsidiaries and shareholders, and their respective Affiliates, on the one hand, and Stearns Weaver Miller, on the other hand, prior to the Closing that relate to the Merger and other transactions contemplated by this Agreement shall be deemed to be attorney-client confidences that belong solely to such shareholders of the Company and their respective Affiliates (and not the Company, the Surviving Company or any of their respective Subsidiaries). Accordingly, from and after the Effective Time, (a) the applicable shareholders of the Company prior to the Effective Time and their respective Affiliates shall be the sole holders of the attorney-client privilege with respect to such communications, and none of the Company, the Surviving Company or any of their respective Subsidiaries shall be a holder thereof and (b) other than in connection with Stearns Weaver Miller’s representation of the Company or its Subsidiaries following the Closing, Stearns Weaver Miller shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company, the Surviving Company or any of their respective Subsidiaries by reason of any attorney-client relationship between Stearns Weaver Miller and the Company or any of its Subsidiaries or other Affiliates or otherwise. This Section 8.12 shall be irrevocable and may not be amended, waived or modified without the prior written consent of Stearns Weaver Miller.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING THE DEBT FINANCING (AND ANY COMMITMENT LETTERS, AGREEMENTS OR DEFINITIVE DOCUMENTS RELATED THERETO), THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY) OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.15 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.16 Non-Recourse to Debt Financing Parties. None of the Debt Financing Parties or any of their respective Representatives shall have any liability to the Company under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including any dispute arising out of or relating in any way to this Agreement, the Debt Financing (and any commitment letters, agreements or definitive documents related thereto), the performance thereof or the financings contemplated thereby or the transactions contemplated hereunder and the Company agrees that it will not bring, or permit any of its Affiliates to bring, any action against or involving any Debt Financing Party arising out of or relating to this Agreement, the Debt Financing (and any commitment letters, agreements or definitive documents related thereto), the performance thereof or the financings contemplated thereby or the transactions contemplated by this Agreement and waives any rights or claims against any Debt Financing Party in connection with the foregoing (whether in contract, tort, equity or otherwise); provided, however, that the foregoing shall not in any way limit any rights that Parent and Merger Sub may have against the Debt Financing Parties under or in connection with any commitment letters or related agreements entered into in connection with the Debt Financing (subject to the terms and conditions set forth therein) and the transactions contemplated thereby.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Hilton Grand Vacations Inc.

By:	/s/ Mark Wang
Name: Mark Wang
Title: Chief Executive Officer

Heat Merger Sub, Inc.

By:	/s/ Mark Wang
Name: Mark Wang
Title: Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Bluegreen Vacations Holding Corporation

By:	/s/ Alan B. Levan
Name: Alan B. Levan
Title: Chairman & CEO

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER